Exhibit 2.1

EXECUTION VERSION

ACQUISITION AGREEMENT

BY AND AMONG

FLOWERS FOODS, INC.,

LOBSTERCO I, LLC,

LEPAGE BAKERIES, INC.,

RAL, INC.,

BAKEAST COMPANY,

BAKEAST HOLDINGS, INC.,

AND

THE EQUITYHOLDERS NAMED HEREIN

Dated May 31, 2012

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(continued)

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Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Employment Agreements

Schedules

Schedule 1.1	Percentage Ownership
Schedule 2.2	Payments
Schedule 2.5	Consolidated Working Capital Calculation
Schedule 4.3	Conflicts
Schedule 4.4	Subsidiaries
Schedule 4.5	Ownership of Acquired Equity
Schedule 4.7	Financial Statements
Schedule 4.7(b)	Certain Liabilities
Schedule 4.8	Taxes
Schedule 4.9(a)(i)	All Fixed Assets Owned
Schedule 4.9(a)(ii)	All Leases of Machinery and Equipment
Schedule 4.9(a)(v)	Rights to Purchase
Schedule 4.9(b)(i)	Owned Real Property
Schedule 4.9(b)(ii)	Leased Real Property
Schedule 4.11	Absence of Changes
Schedule 4.12	Litigation
Schedule 4.14	Contracts
Schedule 4.15(a)	Intellectual Property
Schedule 4.15(b)	Third Party Rights to Intellectual Property
Schedule 4.15(d)	Owned Software
Schedule 4.15(e)	Licensed Software
Schedule 4.16	Labor, Collective Bargaining and Recognition Agreements
Schedule 4.17	Benefit Plans
Schedule 4.17(c)	Benefit Plan Compliance
Schedule 4.17(f)	Pension Plans
Schedule 4.17(g)	Retiree Benefits
Schedule 4.17(j)	Effect of Transaction
Schedule 4.17(k)	Benefit Plan Restrictions
Schedule 4.17(l)	Employees on Leave
Schedule 4.17(p)	Consultants and Independent Contractors
Schedule 4.18	Customers
Schedule 4.19	Suppliers
Schedule 4.20	Environmental Assessments
Schedule 4.21	Insurance Policies
Schedule 4.22	Permits – Business
Schedule 6.1	Conduct of the Business
Schedule 8.6(c)	Calculation of Preliminary Tax Allocation
Schedule 8.6(d)	Equityholder Residence
Schedule 8.7	Principles for Calculating Purchase Price for Bakeast Partnership

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ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”), dated May 31, 2012, is entered into by and among FLOWERS FOODS, INC., a Georgia corporation (“Parent”); LOBSTERCO I, LLC, a Maine single-member limited liability company and indirect wholly owned subsidiary of Parent (“Purchaser”); LEPAGE BAKERIES, INC., a Delaware corporation (“LBI”); RAL, INC., a Maine corporation (“RAL”); BAKEAST COMPANY, a Maine general partnership (“Bakeast Partnership”); BAKEAST HOLDINGS, INC., a Delaware corporation (“Bakeast Holdings” and, with LBI, RAL, and Bakeast Partnership, each an “Acquired Entity” and collectively the “Acquired Entities”); and the equityholders of the Acquired Entities listed on the signature pages hereof (collectively, the “Equityholders”).

RECITALS:

WHEREAS, the Equityholders collectively own all of the outstanding capital stock and partnership interests, as applicable, of the Acquired Entities (the “Acquired Equity”); and

WHEREAS, the Equityholders desire to sell to Purchaser, and Purchaser desires to purchase from the Equityholders, the Acquired Equity for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, contemporaneously with the execution of this Agreement, Parent, LobsterCo II, LLC, a Maine limited liability company (“Merger Sub”), Aarow Leasing, Inc., a Maine corporation (“Aarow”), and The Everest Company, Incorporated, a Maine corporation (“Everest”), have executed an Agreement and Plan of Merger (the “Merger Agreement”) whereby Aarow and Everest will merge with and into Merger Sub in a transaction or transactions intended to qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms will have the following meanings unless the context otherwise requires:

“1933 Act” means the Securities Act of 1933, as amended.

“Aarow” has the meaning set forth in the recitals.

“Accountants” has the meaning set forth in Section 2.5(b).

“Acquired Companies” has the meaning ascribed to such term in the Merger Agreement.

“Acquired Corporations” has the meaning set forth in Section 4.8(a).

“Acquired Entities” has the meaning set forth in the preamble.

“Acquired Equity” has the meaning set forth in the recitals.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, Purchaser, the Acquired Entities, or any of the Equityholders in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“April Financial Statements” has the meaning set forth in Section 7.7.

“Bakeast Holdings” has the meaning set forth in the preamble.

“Bakeast Holdings Shares” has the meaning set forth in Section 4.5(a).

“Bakeast Partnership” has the meaning set forth in the preamble.

“Business” means all of the businesses conducted by the Acquired Entities and the Subsidiaries, including, without limitation, the manufacture, sale and distribution of baked goods, breads, English muffins, and bread-type rolls.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

“Business Software” has the meaning set forth in Section 4.15(f).

“Cap” has the meaning set forth in Section 10.4(b).

“Cash Escrow Amount” means $8,750,000.00

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601, et seq.).

“Claims Notice” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Consolidated Working Capital” has the meaning set forth in Section 2.5(a).

“COBRA” means the health care continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” has the meaning set forth in the recitals.

“Company Continuing Employees” has the meaning set forth in Section 4.17(j).

“Company Employee” has the meaning set forth in Section 4.17(a).

“Company Employee Plans” has the meaning set forth in Section 4.17(a).

“Consolidated Working Capital” means the difference between the current assets and current liabilities of the Acquired Entities, Subsidiaries, and Acquired Companies, calculated in accordance with Schedule 2.5, and GAAP consistently applied.

“Contracts” means all contracts, agreements and other instruments to which the Acquired Entities or Subsidiaries are a party (other than purchase orders in the Ordinary Course of Business), including, without limitation, any contract, agreement, lease, instrument, guarantee or bid, order or proposal that would become binding upon acceptance by a third party, in each case, to which the Acquired Entities or Subsidiaries are a party or to which any of the assets of the Acquired Entities or Subsidiaries are bound: (a) governing the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Acquired Entities or Subsidiaries (including any such Contract under which the Acquired Entities or Subsidiaries have incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Acquired Entities or Subsidiaries to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property, other than Shrink Wrap software (whether such Acquired Entity or Subsidiary is a licensor or licensee); (e) with any directors, officers, employees, shareholders of the Acquired Entities, Subsidiaries or Affiliates of any of the Equityholders; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including but not limited to computer hardware or software or other property or services, but excluding Shrink Wrap software); (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Acquired Entities or Subsidiaries; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving any distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Acquired Entities or Subsidiaries at will or by giving notice of 30 days or less, without liability to the Acquired Entities or Subsidiaries; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services, including service agreements under which the Acquired Entities or Subsidiaries are required to provide services to insurers, self insured employees or any governmental or private health plan, managed care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement; provided, however, that for purposes of sections (a), (d), (f), (h), (i), (l), (m) and (n) contained herein, the term “Contract” will not include any such contracts, agreements or other instruments involving less than $100,000.00 over a 12-month period.

“Corporate Level Taxes” means any Taxes payable by any of the Acquired Corporations or their Subsidiaries which are incurred by reason of an Election and which would not have been incurred absent an Election, and shall include, without limitation, any state or local Tax imposed upon an Acquired Corporation or its Subsidiaries as a result of an Election and any Transfer Taxes incurred as a result of an Election which would not have been incurred if such Election had not been made.

“Determination Date” has the meaning set forth in Section 2.5(b).

“DOJ” has the meaning set forth in Section 7.3.

“Electing Partnerships” has the meaning set forth in Section 8.11.

“Elections” has the meaning set forth in Section 8.6(a).

“Employment Agreements” has the meaning set forth in Section 7.12.

“Environmental Cap” has the meaning set forth in Section 10.4(d).

“Environmental Claims” has the meaning set forth in Section 10.4(c).

“Environmental Laws” means any and all Laws or Permits issued or promulgated by any Governmental Authority, relating to the protection of human health, including worker health, the environment, preservation or reclamation of natural resources, or to the management or any Release of Hazardous Materials, including CERCLA, the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. § 2601 et seq.), the United States Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001, et seq.), the United States Safe Drinking Water Act of 1974 (42 U.S.C. § 300f et seq.), the United States Hazardous Materials Transportation Act (49 U.S.C. § 180 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) and any similar Law, and all amendments thereto or regulations promulgated thereunder effective as of the date of this Agreement.

“Environmental Losses” has the meaning set forth in Section 10.4(d).

“Environmental Tests” has the meaning set forth in Section 10.4(f)

“Environmental Threshold Amount” has the meaning set forth in Section 10.4(d).

“Equityholders” has the meaning set forth in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an Acquired Entity or Subsidiary, any Person that, together with such Acquired Entity or Subsidiary, would be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agreement” has the meaning set forth in Section 7.10.

“Escrow Amount” means the amount of $17,500,000.00, which will be put into escrow on the Closing Date. Half of the Escrow Amount will be funded by cash constituting a portion of the purchase price pursuant to this Agreement. The remaining half of the Escrow Amount will be funded by equity constituting a portion of the “Merger Consideration” as defined in and pursuant to the Merger Agreement.

“Escrow Earnings” has the meaning set forth in Section 2.2(b).

“Everest” has the meaning set forth in the recitals.

“Excluded Claims” has the meaning set forth in Section 10.4(c).

“Exhibits” means the exhibits attached hereto.

“Expiration Date” has the meaning set forth in Section 10.4(a).

“Fair Market Value Balance Sheet” has the meaning set forth in Section 8.7.

“FDCA” has the meaning set forth in Section 4.25.

“Final Allocation” has the meaning set forth in Section 8.6(c).

“Final Consolidated Working Capital Amount” has the meaning set forth in Section 2.5(b).

“Final Tax Payment” has the meaning set forth in Section 8.6(e).

“Financial Statement Date” means December 31, 2011.

“Financial Statements” means the (i) audited consolidated balance sheet, statements of income and statement of cash flows of LBI and the Subsidiaries for the years ended December 26, 2009 and December 25, 2010, respectively and (ii) audited consolidated balance sheet, statements of income and statement of cash flows of the Acquired Entities, the Subsidiaries, Aarow and Everest for the year ended December 31, 2011.

“FTC” has the meaning set forth in Section 7.3.

“Fundamental Representations” has the meaning set forth in Section 10.4(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, sovereign, federal, state, local or foreign government or any political subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether domestic or foreign.

“Hazardous Material” means any pollutant or contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or waste regulated under any Environmental Law and including without limitation, asbestos, polychlorinated biphenyls, petroleum, its derivatives, byproducts and other hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Improvements” means, collectively, any and all buildings, fixtures and other improvements located on the Owned Real Property.

“Indebtedness” means, at any date, without duplication of amounts and without regard to whether matured or unmatured, absolute or contingent: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) all obligations to pay the deferred purchase price of assets or services excluding trade accounts payable arising in and accrued expenses incurred in the Ordinary Course of Business; (d) the capitalized amounts of obligations under capital leases; (e) all obligations to reimburse or prepay any Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument in support of Indebtedness; (f) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement, but excluding any obligation to repurchase unsold products in the Ordinary Course of Business); and (g) all obligations of others of the type specified in (a) through (f) above which are guaranteed by the Acquired Entities or Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property” has the meaning set forth in Section 4.15(a).

“Interim Allocation” has the meaning set forth in Section 8.6(c).

“Interim Financial Statements” means the unaudited summary statements of income of LBI and the Subsidiaries for the 16-week period ended April 21, 2012.

“Interim Tax Adjustment” has the meaning set forth in Section 8.6(c).

“IRS” has the meaning set forth in Section 4.17(c).

“Knowledge of any Acquired Entity” means the actual knowledge of Albert Lepage and Andrew Barowsky after due inquiry concerning the existence of such fact or other matter.

“Law” means any common law and any international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, Orders, and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LBI” has the meaning set forth in the preamble.

“LBI Shares” has the meaning set forth in Section 4.5(a).

“Leased Real Property” has the meaning set forth in Section 4.9(b)(ii).

“Liability Claim” has the meaning set forth in Section 10.3(a).

“Licensed Software” has the meaning set forth in Section 4.15(e).

“Lien” means any pledge, lien, claim, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever, but excluding restrictions on transfer of a security imposed by applicable Law.

“Litigation Conditions” has the meaning set forth in Section 10.3(b).

“Loss” means any liability, claim, judgment, damage, award, loss, penalty, fine, cost, tax, settlement, or obligation, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to the Acquired Entities and the Subsidiaries (taken as a whole), any state of facts, change, event, effect, violation, failure, inaccuracy, circumstance, occurrence or other matter that, individually or in the aggregate, is or may be reasonably likely to have a materially adverse effect on the business, condition (financial or otherwise), operations, results of operations, properties, assets or liabilities (including contingent liabilities) of the Acquired Entities and the Subsidiaries (taken as a whole) other than any such facts, change, event, effect or occurrence to the extent resulting from: (i) the announcement (provided that such announcement is made in accordance with the provisions hereof) or performance of this Agreement and the transactions contemplated hereby; (ii) changes in general economic or political conditions or the securities markets in general, to the extent that such changes do not have a disproportionate effect on the Acquired Entities or the Subsidiaries compared to other businesses in the wholesale baking industry; (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industry as the Acquired Entities and the Subsidiaries, to the extent that such changes do not have a disproportionate effect on the Acquired Entities or the Subsidiaries compared to other businesses in the wholesale baking industry; (iv) changes in Laws generally applicable to such businesses or industry, to the extent that such changes do not have a disproportionate effect on the Acquired Entities or the Subsidiaries compared to other businesses in the wholesale baking industry; or (v) changes in GAAP or its application, to the extent that such changes do not have a disproportionate effect on the Acquired Entities or the Subsidiaries compared to other businesses in the wholesale baking industry.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.17(c).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice and custom.

“Outside Date” has the meaning set forth in Section 2.3(a).

“Owned Real Property” has the meaning set forth in Section 4.9(b)(i).

“Owned Software” has the meaning set forth in Section 4.15(d).

“Parent” has the meaning set forth in the preamble.

“Parent Benefit Plans” has the meaning set forth in Section 7.11(b).

“Pension Plan” has the meaning set forth in Section 4.17(f).

“Permits” means all material licenses, authorizations, registrations, certificates, franchises, approvals, and permits issued by any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or which are being contested in good faith, (b) any materialmen’s, mechanics, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s, or similar Liens if payment is not yet due on the underlying obligation, or as may be contested in good faith and for which appropriate reserves have been established in accordance with GAAP and (c) all matters of record, easements, claims of easement and other imperfections of title and encumbrances that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the use of such property (real or personal) or assets of the Business.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPACA” means the Patient Protection and Affordable Care Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Acquired Entities or Subsidiaries for any Pre-Closing Tax Period.

“Preliminary Tax Adjustment” has the meaning set forth in Section 8.6(c).

“Pro Rata Portion” means for each Equityholder with respect to any Loss attributable to an Acquired Entity, such Equityholder’s proportionate ownership of the Acquired Equity of such Acquired Entity, determined in accordance with Schedule 1.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1(a).

“RAL” has the meaning set forth in the preamble.

“RAL Shares” has the meaning set forth in Section 4.5(a).

“Real Property” means the Owned Real Property and the Leased Real Property, collectively.

“Release” has the meaning ascribed to such term in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

“Representative” means Andrew Barowsky or any other Person selected as a successor thereto.

“Representative Amount” means $2,000,000.00.

“Schedules” mean the disclosure schedules prepared by the Acquired Entities, the Subsidiaries and the Equityholders and delivered to Purchaser simultaneously with the execution of this Agreement.

“Section 338 Forms” has the meaning set forth in Section 8.6(b).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Shareholders” has the meaning ascribed to such term in the Merger Agreement.

“Shrink Wrap” has the meaning set forth in Section 4.15(d).

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all related documentations, including, without limitation, user manuals.

“Straddle Period” has the meaning set forth in Section 8.3.

“Subsidiaries” means, collectively: Green Mountain Baking Company L.P., a Delaware limited partnership and direct wholly-owned subsidiary of LBI and Bakeast Holdings; CK Trucking, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of LBI and Bakeast Holdings; and CK Sales Co., LLC, a Delaware limited liability company and direct wholly-owned subsidiary of LBI and Bakeast Holdings.

“Suppliers” has the meaning set forth in Section 4.19.

“Target Consolidated Working Capital” means $2,005,139.00, which amount shall be broken down on an entity-by-entity basis as set forth on Schedule 2.5.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, consumption, transfer, franchise, profits, license, built-in gain, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental under Section 59A of the Code or windfall profit tax, custom duty or other tax or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregated group for any taxable period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person.

“Tax Basis Balance Sheet” has the meaning set forth in Section 8.7.

“Tax Claim” has the meaning set forth in Section 8.4.

“Tax Return” means any return, statement, claim for refund, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes, including any amendments thereto.

“Threshold Amount” has the meaning set forth in Section 10.4(b).

“Transfer Taxes” has the meaning set forth in Section 8.10.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Sale and Purchase of Shares. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser will purchase from each Equityholder, and each Equityholder will, severally and not jointly, sell, convey, assign, transfer, and deliver to Purchaser, all of the Acquired Equity owned by such Equityholder, free and clear of any Liens.

Section 2.2 Payments.

(a) Parent will make the following payments pursuant to Section 2.1:

(i) at the Closing and as set forth on Schedule 2.2, Parent will pay and deliver to the Equityholders an amount equal to (A) $300,000,000.00, less (B) the Cash Escrow Amount, less (C) the Representative Amount.

(ii) at the Closing and as set forth on Schedule 2.2, Parent will, on behalf of and at the direction of the Equityholders, pay and deliver to the escrow agent the Cash Escrow Amount to be held pursuant to the Escrow Agreement.

(iii) at the Closing and as set forth on Schedule 2.2, Parent will, on behalf of and at the direction of the Equityholders, pay and deliver to the Representative the Representative Amount.

(iv) at the later of the Closing or the date on which Parent has decided to effect an Election pursuant to Section 8.6 and as set forth on Schedule 2.2 (and with any adjustments thereto pursuant to clause (F) of Section 8.6(d) to be allocated among the Equityholders of the relevant Acquired Corporation in accordance with the Percentage Interest of such Equityholders in such Acquired Corporation), Parent will pay and deliver to the Equityholders an amount equal to the Preliminary Tax Adjustment, if any.

(v) after the Closing, Parent will pay and deliver to as set forth on Schedule 2.2, fixed payments in the amount of $1,250,000.00 on the first Business Day of each of the 16 calendar quarters following the fourth anniversary of the Closing Date.

(b) Ownership of Escrow Amounts.

(i) Purchaser, Parent and the Equityholders agree that, for United States federal income Tax purposes: (i) Equityholders in accordance with the amounts set forth on Schedule 2.2 shall be treated as the owner of the Cash Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Cash Escrow Amount, or any portion thereof (the “Escrow Earnings”), shall be allocable to the Equityholders.

(ii) Purchaser, Parent and the Equityholders agree that for United States federal income tax purposes that if and to the extent any amount is payable pursuant to Section 2.2(a)(v), interest may be imputed pursuant to Section 483 or 1274 of the Code and the right to payments pursuant to Section 2.2(a)(v) shall be treated as installment obligations pursuant to Section 453 of the Code.

(c) Payments by the Parent to Equityholders shall be made by wire transfer of immediately available United States funds into accounts designated by the Equityholders, which such account designations will be made in writing to Purchaser not later than five Business Days prior to the applicable payment date.

Section 2.3 Closing Matters.

(a) Closing. Unless otherwise agreed to in writing by the parties, the closing of the purchase and sale of the Acquired Equity and the consummation of all other transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309 at 10:00 a.m. ET on (i) the first Saturday after the

10th Business Day after the fulfillment or waiver of all conditions precedent set forth in Article IX (other than the conditions to be satisfied at Closing) or (ii) on such other date as the parties may agree in writing, but in no event will the Closing be held later than November 30, 2012 (the “Outside Date”). At the Closing, the parties will take or cause to be taken the actions specified in Section 2.3(b) and Section 2.3(c), but in each case subject to the satisfaction or waiver of the conditions set forth in Article IX on such Closing Date. The date on which the Closing occurs is referred to as the “Closing Date.”

(b) Closing Deliveries by the Acquired Entities and Equityholders. At the Closing, the Acquired Entities or the Equityholders, as applicable, will deliver or cause to be delivered to Purchaser the following:

(i) in respect of LBI, RAL, and Bakeast Holdings: (A) the stock certificates representing the Acquired Equity, duly endorsed in blank by the Equityholders or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel; and (B) evidence reasonably satisfactory to Purchaser that the Acquired Entities have complied with the covenants in Section 7.16.

(ii) in respect of Bakeast Partnership: (A) evidence reasonably satisfactory to Parent that the Partnership Buy/Sell Agreement by and among Albert Lepage, Andrew Barowsky, and Bakeast Company will be terminated at or prior to Closing; (B) an amendment, reasonably satisfactory to Parent and to be filed by Albert Lepage and Andrew Barowsky upon Closing, to the Affidavit of Partnership of Albert Lepage and Andrew Barowsky filed with the City Clerk of Auburn, Maine on December 11, 1986, stating that Albert Lepage and Andrew Barowsky have transferred their respective partnership interests and disassociated from the partnership pursuant to this Agreement; (C) a duly executed statement of dissociation of each of Albert Lepage and Andrew Barowsky pursuant to Section 1074 of the Maine Uniform Partnership Act; and (D) a duly executed assignment of partnership interests of Albert Lepage and Andrew Barowsky in form and substance reasonably satisfactory to Parent;

(iii) certificates of good standing of each of the Acquired Entities and Subsidiaries as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation or organization, as applicable;

(iv) a certificate of the Secretary or other authorized officer of each of the Acquired Entities certifying (A) as to each Acquired Entity’s articles of incorporation, bylaws, or equivalent governing documents; (B) if applicable, as to the due adoption by the Boards of Directors of the Acquired Entities and the Equityholders of resolutions authorizing the execution of this Agreement and the Ancillary Agreements and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby and thereby; and (C) that no further corporate action is required to authorize the transactions contemplated by this Agreement;

(v) the Employment Agreements duly executed by Andrew Barowsky and Albert Lepage;

(vi) the Escrow Agreement, duly executed by the Representative;

(vii) written resignations of any directors and officers of each Acquired Entity and Subsidiary from the corporate offices so held, and each trustee under any Company Employee Plan maintained by the Acquired Entities or Subsidiaries, in each case effective immediately after the Closing, as requested by Purchaser not later than 10 Business Days prior to Closing;

(viii) a duly executed certificate from each Equityholder and any other Person designated by Parent certifying that such Equityholder or Person is not a “foreign person” within the meaning of Section 1445 of the Code and otherwise meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and in a form reasonably satisfactory to Parent;

(ix) a certificate, dated as of the Closing Date, duly executed on behalf of each of the Acquired Entities, in the form described in Section 9.2(b);

(x) evidence received by Purchaser at least two Business Days prior to the Closing Date and reasonably acceptable to Purchaser that, subject to receipt of funds from Parent or an Affiliate of Parent on the Closing Date for such purposes, all Indebtedness of the Acquired Entities and Subsidiaries will be repaid in full on the Closing Date;

(xi) a duly executed Internal Revenue Service Form W-9 from each Equityholder certifying that such Equityholder is a “United States person” as defined in Section 7701(a)(30) of the Code; and

(xii) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Entities and the Equityholders by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(c) Closing Deliveries by Parent and Purchaser. At the Closing, in addition to the payment of the amounts set forth in Section 2.2(a), Purchaser will deliver or cause to be delivered to the Equityholders the following:

(i) a certificate, dated as of the Closing Date, duly executed on behalf of Parent and Purchaser, in the form described in Section 9.3(b);

(ii) the Employment Agreements, duly executed by Purchaser;

(iii) the Escrow Agreement, duly executed by Parent and Purchaser;

(iv) certificates of good standing of Parent and Purchaser as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of their incorporation or organization;

(v) a certificate of the Secretary or other authorized officer of Purchaser certifying (A) as to Purchaser’s articles of organization and operating agreement; (B) as to the due adoption by Purchaser’s managers or equivalent body of resolutions authorizing the execution of this Agreement and the Ancillary Agreements and the taking of all actions necessary or advisable to consummate the transactions contemplated hereby and thereby; and (C) that no further limited liability company action is required to authorize the transactions contemplated by this Agreement; and

(vi) such other evidence of the performance of all covenants and satisfaction of all conditions required of Parent and Purchaser by this Agreement, at or prior to the Closing, as the Representative or his or her counsel may reasonably require.

Section 2.4 Appointment of Representative.

(a) By the execution and delivery of this Agreement, each Equityholder hereby irrevocably constitutes and appoints as his, her or its true and lawful agents and attorneys-in-fact the Representative, with full power of substitution to act in such Equityholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Ancillary Agreement, and to act on such Equityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or the Ancillary Agreements, and to do or refrain from doing all such further acts and things, and execute all such documents as such Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the power:

(i) to waive any condition to the obligations of such Equityholder to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii) to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Equityholder which the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(iii) to receive on behalf of, and to distribute, all amounts payable to such Equityholder under the terms of this Agreement;

(iv) to execute any amendment or modification to this Agreement or the Ancillary Agreements on behalf of the Equityholders;

(v) to pay fees and expenses in connection with the Representative’s duties and responsibilities hereunder; and

(vi) to do or refrain from doing any further act or deed on behalf of such Equityholder which the Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement or any Ancillary Agreement, as fully and completely as such Equityholder could do if personally present.

(b) The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent and Purchaser, each of their Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any decision, act, consent or instruction of the Representative on behalf of the Equityholders in all matters referred to herein. Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative. All notices delivered by Parent or Purchaser (following the Closing) to the Representative (whether pursuant hereto or otherwise) for the benefit of the Equityholders shall constitute notice to the Equityholders. The Representative shall act for the Equityholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Equityholders and consistent with their obligations under this Agreement, but the Representative shall not be responsible to the Equityholders for any loss or damages it or they may suffer by reason of the performance by the Representative of his or her duties under this Agreement, other than loss or damage arising from willful violation of any Law.

(c) Each Equityholder agrees to indemnify and hold harmless the Representative from any loss, damage or expense arising from the performance of his or her duties as the Representative hereunder, including the cost of legal counsel retained by the Representative on behalf of the Equityholders, but excluding any loss or damage arising from willful violation of any Law.

(d) All actions, decisions and instructions of the Representative taken, made or given pursuant to the authority granted to the Representative pursuant to this Section 2.4 shall be final, conclusive and binding upon each Equityholder, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) The provisions of this Section 2.4 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Equityholders to the Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Equityholder.

Section 2.5 Consolidated Working Capital Payment Adjustment.

(a) To calculate the Closing Date Consolidated Working Capital, Purchaser will prepare a consolidated balance sheet in accordance with the accounting principles and sample calculation set forth on Schedule 2.5 (which balance sheet shall include the working capital broken down on an entity-by-entity basis with respect to each Acquired Entity and Subsidiary) and in accordance with GAAP as of the Closing Date, and Purchaser will deliver such consolidated balance sheet and a schedule showing the calculation of the Consolidated Working Capital on an entity-by-entity basis as of the Closing Date (the “Closing Date Consolidated Working Capital”) to the Representative within 45 days of the Closing Date. The Representative will have 30 days following delivery of the balance sheet to review the consolidated balance sheet, and the expense of conducting such review will be borne exclusively by the Representative. Notwithstanding the foregoing, for purposes of calculating the Closing Date Consolidated Working Capital, Taxes shall not be taken into account in accordance with GAAP, but shall instead be taken into account in accordance with the principles used in calculating Taxes for Pre-Closing Tax Periods as determined under Section 8.2(c), Section 8.3, and Section 8.8.

(b) Purchaser will provide the Representative with access to (i) work papers of the Acquired Entities and Subsidiaries used to calculate Closing Date Consolidated Working Capital and (ii) books, records and personnel of Parent, Purchaser, the Acquired Entities, or the Subsidiaries (including their respective accountants’ work papers) reasonably requested by the Representative to assist the Representative in his or her review of the Closing Date Consolidated

Working Capital. Unless the Representative delivers a dispute notice within 30 days after receipt of the calculation of the proposed Closing Date Consolidated Working Capital, the proposed Closing Date Consolidated Working Capital shall be final, conclusive and binding upon all parties and shall not be subject to dispute or review. If the Representative disagrees with the Closing Date Consolidated Working Capital, the Representative will notify Purchaser of such disagreement, setting forth in detail the particulars of such disagreement within 30 days after the Representative’s receipt of Closing Date Consolidated Working Capital. In the event of any such notice of disagreement, Purchaser and the Representative will use their reasonable efforts for a period of 20 days to resolve any disagreements with respect to the calculation of any portion of the Closing Date Consolidated Working Capital, and if the parties are able to resolve such dispute, the proposed Closing Date Consolidated Working Capital shall be revised to the extent necessary to reflect such resolution, and shall be final, conclusive and binding upon all parties and shall not be subject to dispute or review. If at the end of such period, they are unable to resolve any disagreements, Purchaser and the Representative will engage Ernst & Young LLP or, if such firm is not independent of Parent, Purchaser or the Acquired Entities, or is unwilling or unable to serve, a mutually agreeable independent accounting firm (the “Accountants”) to resolve such disagreements. The Representative and Purchaser will each inform the Accountants in writing of their respective determinations of the Closing Date Consolidated Working Capital and will cooperate as reasonably requested by the Accountants in its determinations of all disputed items. The Accountants, acting as experts and not as arbitrators, will resolve as promptly as practicable any such disagreements. The determination of the Accountants will be final, binding and conclusive on the parties and such resolution will be based on the provisions of this Agreement relating to the calculation of the Closing Date Consolidated Working Capital. The Representative and Purchaser will share equally the fees and expenses incurred by the Accountants in resolving such disagreements. The date of the final resolution of the Consolidated Working Capital as of the Closing Date will be referred to as the “Determination Date.” The amount of the Consolidated Working Capital as of the Closing Date as finally determined on an entity-by-entity basis pursuant hereto is referred to herein as the “Final Consolidated Working Capital Amount.”

(c) If the Final Consolidated Working Capital Amount exceeds the Target Consolidated Working Capital, then within 10 Business Days following the Determination Date, Parent will pay the Representative the total amount by which the Final Consolidated Working Capital Amount exceeds the Target Consolidated Working Capital. Such amount will be paid in immediately available funds to an account designated by the Representative. If the Final Consolidated Working Capital Amount is less than the Target Consolidated Working Capital, then within 10 Business Days following the Determination Date, the Representative will pay Purchaser the total amount by which the Final Consolidated Working Capital Amount is less than the Target Consolidated Working Capital. To the extent the Final Consolidated Working Capital Amount with respect to an Acquired Entity exceeds the Target Consolidated Working Capital Amount with respect to such Acquired Entity, as set forth in Schedule 2.5, the Representative shall pay to the Equityholders of such Acquired Entity, in accordance with their applicable percentage interests in such Acquired Entity, the amount of by which the Final Consolidated Working Capital Amount with respect to an Acquired Entity exceeds the Target Consolidated Working Capital Amount with respect to such Acquired Entity, as set forth in Schedule 2.5. To the extent the Final Consolidated Working Capital Amount with respect to an Acquired Entity is less than the Target Consolidated Working Capital Amount with respect to such Acquired Entity, as set forth in Schedule 2.5, the Equityholders of such Acquired Entity shall pay, in accordance with their applicable percentage interests in such Acquired Entity, the amount of by which the Final Consolidated Working Capital Amount with respect to an Acquired Entity is less than the Target Consolidated Working Capital Amount with respect to such Acquired Entity, as set forth in Schedule 2.5, to the Representative.

Section 2.6 Withholding. Notwithstanding anything to the contrary in this Agreement, Parent, after consultation with Representative, shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Parent or its Affiliates may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

Each Equityholder, severally and not jointly, represents and warrants to, and for the benefit of, Parent and Purchaser as follows:

Section 3.1 Authorization; Validity; Execution and Delivery; Enforceability.

(a) Such Equityholder has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement, the Ancillary Agreements and each of the other documents to which such Equityholder is a party have been duly executed and delivered by such Equityholder, and, assuming due and valid authorization, execution and delivery hereof and thereof by Parent, Purchaser and each other party hereto or thereto, is or will be a valid and binding obligation of such Equityholder, enforceable against him or her in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.2 No Conflicts; Consents. The execution, delivery and performance by such Equityholder of this Agreement and the Ancillary Agreements and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate any applicable Law or Order; (b) except as provided in Section 7.3 hereof, require the consent, approval or registration of, or any notice filing with, any Governmental Authority; or (c) except as set forth on Schedule 4.5, require the consent or approval of any party to any agreement or commitment to which such Equityholder is bound.

Section 3.3 Title. Except as set forth on Schedule 4.5, such Equityholder owns, beneficially and of record, and has good and valid title to, the Acquired Equity set forth opposite its name on Schedule 4.5 hereto, free and clear of all Liens of any kind or nature whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED ENTITIES

The Acquired Entities, severally and jointly, represent and warrant to, and for the benefit of, Parent and Purchaser as follows:

Section 4.1 Organization. Each Acquired Entity and its Subsidiaries is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority and possesses all Permits, consents, Orders and approvals of, or registrations, declarations or filings with any Governmental Authority or any other Person necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as currently conducted. Each Acquired Entity and Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary. Each Acquired Entity and Subsidiary has delivered to Purchaser true and complete copies of its articles of incorporation, bylaws, or equivalent governing documents, each as currently in effect.

Section 4.2 Authorization; Validity; Execution and Delivery; Enforceability.

(a) Each Acquired Entity has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Acquired Entity of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors or equivalent authority of each Acquired Entity, and no other corporate action on the part of the Acquired Entities is or will be necessary to authorize the execution, delivery and performance by the Acquired Entities of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) This Agreement, the Ancillary Agreements and each of the other documents to which each Acquired Entity are a party have been duly executed and delivered by each Acquired Entity, and, assuming due and valid authorization, execution and delivery hereof and thereof by Parent, Purchaser and each other party hereto or thereto, is or will be a valid and binding obligation of each Acquired Entity, enforceable against each Acquired Entity in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 No Conflicts; Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by each Acquired Entity of this Agreement and the Ancillary Agreements and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate the articles of incorporation, bylaws, or equivalent governing documents of any Acquired Entity or Subsidiary; (b) violate any applicable Law or Order; (c) except as provided in Section 7.3 hereof, require the consent, approval or registration of, or any notice filing with, any Governmental Authority; (d) require the consent or approval of any party to any Contract; or (e) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Acquired Entity or Subsidiary or to a loss of any benefit to which any Acquired Entity or Subsidiary is entitled under any Contract or any Permit or other similar authorization held by any Acquired Entity or Subsidiary.

Section 4.4 Subsidiaries. Except for the Subsidiaries and as set forth on Schedule 4.4, there are no Persons in which any Acquired Entity or Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on Schedule 4.4, no Acquired Entity or Subsidiary is a party to any joint venture agreement. The Acquired Entities collectively own all of the outstanding partnership and membership interests, as applicable, of the Subsidiaries.

Section 4.5 Capital Structure.

(a) The authorized capital stock of LBI consists of 2,500 shares of voting common stock, par value $1.00 per share and 18,000 shares of non-voting common stock, par value $1.00 per share (collectively, the “LBI Shares”), of which 10,306 shares are issued and outstanding. The LBI Shares are the only capital stock of LBI issued and outstanding. The authorized capital stock of RAL consists of 2,000 shares of common stock, no par value (the “RAL Shares”), of which 300 shares are issued and outstanding. The RAL Shares are the only capital stock of RAL issued and outstanding. The authorized capital stock of Bakeast Holdings consists of 1,000 shares of common stock, par value $0.10 per share (the “Bakeast Holdings Shares”), of which 1,000 shares are issued and outstanding. The Bakeast Holdings Shares are the only capital stock of Bakeast Holdings issued and outstanding.

(b) The Acquired Equity is owned, beneficially and of record, as set forth on Schedule 4.5 hereto. The Acquired Equity of the Acquired Corporations is duly authorized, validly issued, fully paid and nonassessable and is not subject to or issued in violation of any preemptive right, subscription right or any similar right under any applicable Laws, the articles of association, bylaws, or equivalent governing documents of such Acquired Corporation or any agreement to which any Acquired Corporation is a party or otherwise bound. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, voting agreements, restricted stock, stock-based performance units or commitments or contracts, arrangements or undertakings of any kind to which any Acquired Corporation is a party or by which it is bound (i) obligating an Acquired Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Acquired Equity, voting securities or other equity interests in, or any security convertible or exercisable for or exchangeable into any Acquired Equity or voting securities of or other equity interest in, an Acquired Corporation; (ii) obligating an Acquired Corporation to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Acquired Equity. There are no outstanding contractual obligations of any Acquired Corporation to repurchase, redeem or otherwise acquire any shares of Acquired Equity. Except as set forth on Schedule 4.5, no legend or other reference to a purported Lien appears upon any certificates representing any shares of the Acquired Equity.

(c) The partnership interests of Bakeast Partnership set forth on Schedule 4.5 hereto are the sole partnership interests in Bakeast Partnership, and no other Person holds any rights to or interests in any partnership interests in Bakeast Partnership. There are no commitments of any nature whatsoever of Bakeast Partnership or contracts, arrangements or undertakings of any kind to which Bakeast Partnership is a party or by which it is bound (i) obligating Bakeast Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into, partnership interests or other equity interest in Bakeast Partnership; (ii) obligating Bakeast Partnership to issue, grant, extend or enter into any such commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Bakeast Partnership partnership interests. There are no outstanding contractual obligations of Bakeast Partnership to repurchase, redeem or otherwise acquire any partnership interests.

Section 4.6 Books and Records. The financial books and records of the Acquired Entities and Subsidiaries are complete and correct in all material respects and represent actual, bona fide transactions. The minute books of the Acquired Entities and Subsidiaries, the last five years of minutes which have been, or will be prior to Closing, made available to Purchaser, contain, in all material respects, accurate and complete records of all meetings of, and corporate action taken by, the Equityholders and the boards of directors of the Acquired Entities and Subsidiaries.

Section 4.7 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Schedule 4.7 are true, correct and complete copies of the Financial Statements and the Interim Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, and the Financial Statements and the Interim Financial Statements present fairly in all material respects the financial condition and results of operations of the Acquired Entities, Subsidiaries and the Acquired Companies as of the dates thereof and for the periods indicated.

(b) No Acquired Entity or Subsidiary has liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) that would be required to be shown on the Financial Statements in accordance with GAAP, other than (i) as disclosed, reflected or reserved against in the Financial Statements or the Interim Financial Statements, (ii) liabilities incurred in the Ordinary Course of Business since the Financial Statement Date and not otherwise in violation of this Agreement, or (iii) otherwise disclosed on Schedule 4.7(b).

(c) Each Acquired Entity and Subsidiary maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of each Acquired Entity’s or Subsidiary’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance that: (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of each Acquired Entity and Subsidiary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each Acquired Entity and Subsidiary are being made only in accordance with authorizations of management and the board of directors (or equivalent authority) of each Acquired Entity or Subsidiary; and (iii) unauthorized acquisition, use or disposition of each Acquired Entity’s or Subsidiary’s assets that could have a material effect on each Acquired Entity’s or Subsidiary’s financial statements are timely detected and/or prevented. There have been no changes in such system of internal control over financial reporting during the preceding 90 days that have materially affected, or are reasonably likely to materially affect, such system of internal control over financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect any Acquired Entity’s or Subsidiary’s ability to record, process, summarize and report financial information. There have been no instances of fraud, whether or not material, that involve any Acquired Entity’s or Subsidiary’s management or other employees who have a significant role in any Acquired Entity’s or Subsidiary’s system of internal control over financial reporting.

Section 4.8 Taxes.

(a) In the jurisdictions and during the time periods set forth on Schedule 4.8, each of LBI, RAL, and Bakeast Holdings (collectively, the “Acquired Corporations”) is, and has been, a validly electing “S Corporation” within the meaning of Sections 1361 and 1362 of the Code and within the meaning of the corresponding state income tax laws in each applicable state, and no Governmental Authority has challenged in writing the status of any Acquired Corporation as an S Corporation. Bakeast Partnership is, and has been since its formation, treated as a partnership for federal income purposes and the state income tax purposes in the states set forth on Schedule 4.8.

(b) Each Acquired Entity and Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which any Acquired Entity or Subsidiary is or has been a member, has timely filed all material Tax Returns required to be filed by it. Each Acquired Entity or Subsidiary has timely withheld or timely paid to the appropriate Governmental Authority all material Taxes it is required to pay (whether or not shown to be due on such Tax Returns).

(c) There is (i) no claim for Taxes being asserted against any Acquired Entity or Subsidiary that has resulted in a Lien against the assets of any Acquired Entity or Subsidiary other than Liens for Taxes not yet due and payable or are being contested in good faith, (ii) to the Knowledge of any Acquired Entity, no audit of any Tax Return of any Acquired Entity or

Subsidiary currently being conducted by a Governmental Authority, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by any Acquired Entity or Subsidiary currently in effect. No Acquired Entity or Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any material Tax Return that was not filed, and no Acquired Entity or Subsidiary has received a nexus inquiry in writing from a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(d) No Acquired Entity or Subsidiary (i) has participated in, nor is currently participating in, a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a comparable or similar provision of state, local or foreign Law in Treasury Regulation Section 1.6011-4(b)(2); (ii) has been a member of a consolidated, combined, unitary or aggregate group of which an entity other than the Acquired Entities or Acquired Companies was a member; or (iii) has been the “distributing company” or the “controlled company” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code.

(e) No Acquired Entity or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or foreign Law executed on or prior to the Closing Date; (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any comparable or similar provision of state, local or foreign Law); or (vi) Indebtedness discharged in connection with any election under Section 108(i) of the Code.

(f) No Acquired Entity or Subsidiary has or has had (during any taxable period remaining open for the assessment of Tax by any foreign tax authority under its applicable statute of limitations), any place of business in any country outside the United States.

(g) None of the Acquired Entities or Subsidiaries has any liability for the Taxes of any Persons, as a transferee or successor, by contract, under the provisions of Law (including Treasury Regulation Section 1.1502-6), or otherwise, including under any Tax sharing or allocation agreement, except for any such agreements entered into in the ordinary course of business not primarily related to Taxes.

(h) None of Acquired Entities or Subsidiaries owns any shares of stock in a passive foreign investment company as defined in Section 1297 of the Code or a controlled foreign corporation as defined in Section 957 of the Code.

(i) The employees of and all other Persons who currently provide or who have in the past provided services to or for any of the Acquired Entities or Subsidiaries, or who otherwise work or worked in the business of any of the Acquired Entities or Subsidiaries, have been properly classified as employees or independent contractors, as applicable, none of the Acquired Entities or Subsidiaries has ever been the subject of any action, or threatened action in writing, by any Governmental Authority with regard to such classification of any such employees or other Persons and the Tax Returns filed by each Acquired Entity and Subsidiary to the extent they relate to such classification are accurate in all material respects.

(j) None of the Acquired Entities is or will be liable for any Tax under Section 1374 of the Code (or any comparable or similar provision of state, local or foreign Law) in connection with the transactions contemplated by this Agreement.

(k) None of the Acquired Entities or Subsidiaries has any power of attorney currently in force with respect to any Tax matter that would, in any material manner, bind, obligate or restrict Purchaser or any of its Affiliates after the Closing Date.

The representations and warranties set forth in this Section 4.8, Section 4.17, Section 6.1(d) and any other provision in this Agreement that refers to Taxes shall constitute the sole representations and warranties of the Acquired Entities and the Subsidiaries with respect to Taxes.

Section 4.9 Ownership of Assets and Leases.

(a) Other than with respect to the Real Property and Improvements:

(i) Schedule 4.9(a)(i) contains a list of all material machinery and equipment, and all vehicles owned by any Acquired Entity or Subsidiary. The Acquired Entities and Subsidiaries have good and marketable title to all of the assets shown on Schedule 4.9(a)(i), free and clear of all Liens. None of the property set forth on Schedule 4.9(a)(i) is leased to any other Person, other than as set forth on such Schedule.

(ii) Schedule 4.9(a)(ii) includes a list of all leases of all machinery and equipment of which any Acquired Entity or Subsidiary is a lessee. None of the properties or assets used by any Acquired Entity or Subsidiary are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. Each of the leases and agreements described in Schedule 4.9(a)(ii) is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Entities or Subsidiaries and the other respective parties thereto and is enforceable in accordance with its terms, and there is not existing under any of such leases or agreements any default of any Acquired Entity or Subsidiary or of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). No Acquired Entity, Subsidiary or Equityholder has received any payment from a lessor in connection with or as inducement for entering into any such lease. None of the property set forth on Schedule 4.9(a)(ii) is subleased to any Person, other than as set forth on such Schedule.

(iii) To the Knowledge of any Acquired Entity, all machinery and equipment owned or leased by any Acquired Entity or Subsidiary that is currently used in the operation of the Business is usable and operable and is in good operating condition and repair, subject only to ordinary wear and tear.

(iv) All inventories owned by any Acquired Entity or Subsidiary consist only of items of a quality and quantity readily usable or readily salable, at prices equal to the values at which such items are reflected in such Acquired Entity’s or Subsidiary’s books, in the Ordinary Course of Business and are valued so as to reflect the normal valuation policy of such Acquired Entity or Subsidiary, all in accordance with GAAP, applied on a basis consistent with prior years, but not in excess of the lower of cost or net realizable market value. Since the Financial Statement Date, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves that were made in the Ordinary Course of Business.

(v) Except as set forth on Schedule 4.9(a)(v) or pursuant to this Agreement, no Acquired Entity or Subsidiary is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the material assets, properties or operations that are owned by any Acquired Entity or Subsidiary or used in connection with the Business.

(b) With respect to the Real Property and Improvements:

(i) The parcels of property described in Schedule 4.9(b)(i) are the only parcels of real estate owned by each Acquired Entity or Subsidiary (the “Owned Real Property”). Such Acquired Entity or Subsidiary owns good and marketable fee simple title to the Owned Real Property and to all of the Improvements free and clear of all Liens except the Permitted Liens. None of the Owned Real Property is leased to any other Person other than an Acquired Entity, a Subsidiary or an Acquired Company.

(ii) The parcels of property described in Schedule 4.9(b)(ii) as the leased Real Property are the only parcels of real estate leased by any Acquired Entity or Subsidiary (the “Leased Real Property”). Schedule 4.9(b)(ii) includes a list of all leases of real estate of which any Acquired Entity or Subsidiary is a lessee. Such Acquired Entity or Subsidiary has good and valid title to the leasehold estates in the Leased Real Property free and clear of all Liens except the Permitted Liens. Each of the leases described in Schedule 4.9(b)(ii) is in full force and effect and constitutes a legal, valid and binding obligation of such Acquired Entity or Subsidiary and is enforceable against such Acquired Entity or Subsidiary in accordance with its terms, and there is not under any of such leases existing any default (or event or condition which, with notice or lapse of time, or both, would constitute a default) of any Acquired Entity or Subsidiary or, to the Knowledge of any Acquired Entity, of any other party thereto. No Acquired Entity, Subsidiary or Equityholder has received any payment from a lessor as inducement for entry into any such lease. None of the Leased Real Property is subleased to any other Person, other than an Acquired Entity, a Subsidiary or an Acquired Company.

(iii) No assessments, water charges or sewer charges relating to the Real Property or the Improvements are delinquent and there are no special assessments or charges pending or, to the Knowledge of any Acquired Entity, threatened in writing against the Real Property or the Improvements.

(iv) The water, sewer, gas, electric, telephone and drainage facilities and all other utilities currently service the Real Property and the Improvements in the capacities necessary to satisfy (a) existing requirements of Law and (b) the current use and operation of the Real Property and the Improvements.

(v) The Real Property and the Improvements are in good operating condition and repair, subject only to ordinary wear and tear, for the purposes for which they are currently used.

(vi) Each Acquired Entity or Subsidiary has obtained and maintained in full force and effect to the date hereof all material Permits required for the current use and operation of the Real Property and the Improvements. Each Acquired Entity or Subsidiary has complied in all material respects with all such Permits and has not received any written notice (a) that any such Permits are unable to be renewed upon expiration, or (b) of any material conditions which will be imposed in order to receive any such renewal that the applicable Acquired Entity or Subsidiary would not be reasonably expected to satisfy. The consummation of the transactions contemplated by this Agreement will not invalidate or cause the revocation of any material Permits.

(vii) The Real Property is being operated and maintained in material compliance with all: (A) building codes, zoning and other applicable Laws that affect the use and operation thereof, (B) Contracts related thereto and (C) required Permits. No Acquired Entity, Subsidiary or Equityholder has received written notice of any violation of Law or Order of any Governmental Authority having jurisdiction over the Real Property.

(viii) No Acquired Entity, Subsidiary or Equityholder has received notice of any pending or contemplated changes in the status of the zoning for the Real Property. No Acquired Entity or Subsidiary, nor, to the Knowledge of any Acquired Entity, any predecessor in title to the Real Property, has any agreement currently in effect with any county or township in which a tract is located, or any other entity, public or private, other than any Permitted Lien, which would be binding and would prevent the use of the Real Property or the Improvements for any of the uses allowed by the current zoning of the Real Property.

(ix) The Real Property abuts a public right-of-way and, to the Knowledge of any Acquired Entity, the rights of ingress and egress to and from the Real Property and adjoining public ways are not restricted or limited in any manner except for any matters of record, easements, claims of easements and other imperfections of title that, individual or in the aggregate, would not reasonably be expected to have a material adverse effect on the use of such Real Property.

(x) There are no pending or, to the Knowledge of any Acquired Entity, threatened or contemplated eminent domain proceedings affecting the Real Property, the Improvements or any part thereof.

(xi) On the Closing Date, other than Permitted Liens, there will be no Indebtedness to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property which would reasonably enable any such Person to claim a Lien against the Real Property.

(xii) The Acquired Entities and Subsidiaries have delivered or otherwise made available to Purchaser true and complete copies of all leases for the Leased Real Property together with all amendments, modifications or supplements, if any, thereto, as well as, to the extent in the possession or reasonable control of the Acquired Entities or Subsidiaries, true and complete copies of all deeds for the Owned Real Property.

Section 4.10 Accounts Receivable and Notes Receivable.

(a) All accounts receivable and notes receivable due and uncollected of any Acquired Entity or Subsidiary reflected on the Financial Statements or arising subsequent to the Financial Statement Date (i) have arisen from bona fide transactions in the Ordinary Course of Business of such Acquired Entity or Subsidiary and (ii) represent valid obligations due to such Acquired Entity or Subsidiary. Each Acquired Entity or Subsidiary has good and marketable title to its accounts receivable, free and clear of all Liens.

(b) Since the Financial Statement Date, there have not been any write-offs of any notes or accounts receivable of any Acquired Entity or Subsidiary nor is there any such write-off that has not been made but that is required to be made consistent with past practices, as of the date of this Agreement, except in each case for write-offs that were made in the Ordinary Course of Business and consistent with past practice.

Section 4.11 Absence of Changes. Except as set forth on Schedule 4.11, since the Financial Statement Date, each Acquired Entity and Subsidiary has conducted its business only in the Ordinary Course of Business, and during such period no Acquired Entity or Subsidiary has:

(a) amended or otherwise modified its articles of incorporation, bylaws, or equivalent document;

(b) experienced an event, change, effect, occurrence, or development that, individually or in the aggregate, has had a Material Adverse Effect;

(c) (i) suffered any material damage, destruction or other material casualty loss (whether or not covered by insurance) affecting the Business or the assets of, or property owned, leased or otherwise used by any Acquired Entity or Subsidiary; (ii) sold (except for inventory in the Ordinary Course of Business), leased, altered or otherwise disposed of, or written down the book value of (except under accounting practices and principles applied for amortization and depreciation thereof for the period ending on the Financial Statement Date) any material asset of any Acquired Entity or Subsidiary (except for any current year Lien with respect to personal or real property Taxes not yet due and payable); (iii) mortgaged, pledged, or suffered the imposition of any Lien upon, any material asset of any Acquired Entity or Subsidiary; (iv) incurred any other liability or obligation or entered into any transaction other than in the Ordinary Course of Business; or (v) sold or otherwise disposed of, or terminated or allowed to lapse or expire the rights to the use of any of the Intellectual Property;

(d) (i) cancelled or waived any claims or rights with a value to any Acquired Entity or Subsidiary or (ii) settled or compromised any material actions, other than such actions in which the amount paid in settlement or compromise, including the cost to any Acquired Entity or Subsidiary of complying with any provisions of such settlement or compromise other than cash payments, does not exceed $50,000.00 without regard to any amount covered by insurance;

(e) made any capital expenditure, or commitment for a capital expenditure in excess of $100,000.00 individually or $500,000.00 in the aggregate (excluding any individual capital expenditures or commitments for capital expenditures in amounts less than $50,000.00), for additions or improvements to the property, plant and equipment of any Acquired Entity or Subsidiary;

(f) entered into, amended, terminated, or received notice of termination of any contract involving a commitment by any Acquired Entity or Subsidiary extending for more than one year and involving a total remaining commitment by any Acquired Entity or Subsidiary of at least $100,000.00;

(g) made any loan, advance or capital contribution to or investment in any Person;

(h) committed, suffered, permitted or incurred any default in any liability or obligation, including without limitation, those liabilities and obligations set forth on the Financial Statements and the Interim Financial Statements;

(i) experienced any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Acquired Entity or Subsidiary or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Acquired Entity or Subsidiary;

(j) issued any additional shares or rights, options or calls with respect to the Acquired Equity, or redeemed, purchased or otherwise acquired the Acquired Equity, or amended any material term of any outstanding security of any Acquired Entity or Subsidiary or made any change whatsoever in any Acquired Entity’s or Subsidiary’s capital structure;

(k) paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount, or paid any bonus to, or granted any material increase in the base compensation of, any Acquired Entity’s or Subsidiary’s directors or officers, or increased the pension, retirement or other benefits of its directors or officers;

(l) changed its accounting principles, methods or practices;

(m) received any notices indicating that any material supplier to the Business has taken or contemplates any steps that could disrupt the business relationship of any Acquired Entity or Subsidiary with said supplier or could result in the diminution in the value of any Acquired Entity or Subsidiary as a going concern; or

(n) entered into any agreement (whether written or oral) to do any of the foregoing.

Section 4.12 Litigation. Except as set forth on Schedule 4.12, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding (including without limitation any dispute resolution proceeding) or investigation pending, or to the Knowledge of any Acquired Entity, threatened against any Acquired Entity or Subsidiary. No Acquired Entity or Subsidiary is subject to any Order of any Governmental Authority or any arbitrator or dispute resolution body.

Section 4.13 Compliance With Law.

(a) Each Acquired Entity and Subsidiary is, and the Business is currently conducted, in compliance in all material respects with each Law that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets.

(b) Each Acquired Entity and Subsidiary has all material Permits necessary for the conduct of the Business as currently conducted.

(c) There are no proceedings pending or, to the Knowledge of any Acquired Entity, threatened, that would be reasonably likely to result in the revocation, cancellation or suspension of any such material Permits by any Governmental Authority.

(d) No investigation or review by any Governmental Authority with respect to any Acquired Entity or Subsidiary or its business, facilities, operations, agreements or product packaging is pending or, to the Knowledge of any Acquired Entity, threatened in writing.

Section 4.14 Contracts.

(a) Schedule 4.14 contains a true and complete list of all of the Contracts. The Acquired Entities have delivered a true and complete copy of each Contract, including all amendments and modifications thereto.

(b) All of the Contracts are in full force and effect in all material respects and are valid, binding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. There are no (with or without the lapse of time or the giving of notice or both) material defaults or, to the Knowledge of any Acquired Entity, threatened material defaults by any Acquired Entity or Subsidiary or by any other party thereto, and no Acquired Entity or Subsidiary has released any of its rights under any Contract.

Section 4.15 Intellectual Property; Software.

(a) Schedule 4.15(a) sets forth a true and complete list of all patents, registered trademarks, Internet domain names, trade names, registered service marks, registered logos, registered designs, registered copyrights and all pending applications for any of the foregoing owned by, or licensed to, any of the Acquired Entities and Subsidiaries and used in connection with the Business (the “Intellectual Property”). Schedule 4.15(a) lists the registration or application numbers, registration filing dates, countries in which registered or filed and expiration or renewal dates for registrations listed thereon. With respect to registered trademarks, Schedule 4.15(a) sets forth a list of all goods and services in which such trademarks are registered or applied for. Each of the applications to register or obtain any copyrights, patents or trademarks required to be listed in Schedule 4.15(a) is pending and in good standing without final rejection or denial of any kind. There are no unregistered trademarks, service marks, logos or designs used on any products currently produced, marketed and sold through the Business or on any packaging thereof or marketing materials therefor that are material to the conduct of the Business as presently conducted. The Acquired Entities and Subsidiaries exclusively own, or possess adequate and enforceable rights to use the Intellectual Property and have the right to utilize such rights without payment to any other Person, and the consummation of the transactions contemplated hereby will not conflict, alter or impair any of such rights. Except as set forth on Schedule 4.15(a), there is no Intellectual Property licensed from any Person that is material to the conduct of the Business as presently conducted.

(b) Except as set forth on Schedule 4.15(b), no Acquired Entity or Subsidiary has granted any options, licenses, assignments or agreements of any kind relating to any of the Intellectual Property. No Acquired Entity or Subsidiary is bound by or a party to any material options, licenses or agreements of any kind relating to the intellectual property rights of any other Person, except agreements relating to Software. All Intellectual Property is free and clear of the claims of Persons and of all Liens, other than Permitted Liens. To the Knowledge of any Acquired Entity, no Intellectual Property violates, conflicts with or infringes the intellectual property rights of any other Person. No lawsuits, proceedings or claims are pending or, to the Knowledge of any Acquired Entity, threatened against any Acquired Entity or Subsidiary by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any of the Intellectual Property, and no Acquired Entity or Subsidiary nor any Equityholder has received any written communications alleging that any Acquired Entity or Subsidiary has violated any rights relating to intellectual property of any Person.

(c) No former or current personnel has asserted in writing any claim against any Acquired Entity or Subsidiary in connection with such personnel’s involvement in the conception and development of any Intellectual Property; and no such claim has been asserted or, to the Knowledge of any Acquired Entity, is threatened. To the Knowledge of any Acquired Entity, no former or current officer or employee of any Acquired Entity or Subsidiary has any patent issued, copyright registered, or application pending for any device, process, design or invention of any kind now used or needed by any Acquired Entity or Subsidiary in the operation of the Business, which patents, registrations, or applications have not been assigned to such Acquired Entity or Subsidiary with such assignment duly recorded in the United States Patent Office.

(d) Schedule 4.15(d) contains a complete and accurate list and description of all the Software that is owned by any Acquired Entity or Subsidiary and used in and material to the operation of the Business, except for commercially available, over-the-counter “shrink-wrap” Software and open source Software (collectively, the “Owned Software”), which term does not include Licensed Software. Each Acquired Entity or Subsidiary has title to such Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Software. Except for commercially available, over-the-counter “shrink-wrap” Software and open source Software (“Shrink Wrap”), the Owned Software is not dependent on any Licensed Software in order to operate fully in the manner in which it is intended.

(e) Schedule 4.15(e) contains a complete and accurate list of all Software (other than Shrink Wrap and Owned Software), under which any Acquired Entity or Subsidiary is a licensee, lessee or otherwise has obtained from a third party a right to use and that is used in and material to the operation of the Business (the “Licensed Software”). Such Schedule also sets forth a list of all license fees, rents, royalties or other charges that any Acquired Entity or Subsidiary is required or obligated to pay with respect to the Licensed Software. None of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software in violation of Law or Contract. No Acquired Entity or Subsidiary has published or disclosed to any other person or entity any Licensed Software that the applicable licensor requires to be maintained as confidential to any other party except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the Knowledge of any Acquired Entity, no party to whom any Acquired Entity or Subsidiary has disclosed Licensed Software has breached such obligation of confidentiality.

(f) The Owned Software and the Licensed Software constitute all Software (other than Shrink Wrap software) used in and material to the operation of the Business (collectively, the “Business Software”). No Acquired Entity or Subsidiary has granted any licenses, leases or other rights or has any obligation to do so with respect to the Business Software. Each Acquired Entity and Subsidiary has complied in all material respects with its obligations to its licensors in respect of the Licensed Software. The transactions contemplated by this Agreement will not cause a breach or default under any material license, lease or similar agreement related to the Business Software or impair Parent’s or Purchaser’s ability to use the Business Software in the same manner as such Software is currently used by the Acquired Entities and Subsidiaries.

Section 4.16 Labor Matters.

(a) Except as set forth on Schedule 4.16, no Acquired Entity or Subsidiary is a party to or bound by any labor agreement, collective bargaining agreement or recognition agreement with any trade union or other body representing employees.

(b) Since January 1, 2007, there have been no strikes, disputes, work stoppages, walkouts or lockouts pending or, to the Knowledge of any Acquired Entity, threatened, against or affecting any Acquired Entity or Subsidiary.

(c) No union organizational campaign is in progress with respect to the employees of any Acquired Entity or Subsidiary and no disputes or organizational efforts concerning representation exists respecting such employees.

(d) To the Knowledge of any Acquired Entity, the conduct of the Business does not involve employment of any Person in a manner that violates any noncompetition or nondisclosure agreement that such Person entered into in connection with any former employment.

(e) Except as set forth on Schedule 4.16, there is no unfair labor practice charge, complaint or grievance against any Acquired Entity or Subsidiary pending or, to the Knowledge of any Acquired Entity, threatened in writing, before the United States National Labor Relations Board or any other Governmental Authority.

(f) Except as set forth on Schedule 4.16, there are no pending or, to the Knowledge of any Acquired Entity, threatened charges or recommendations against any Acquired Entity or Subsidiary or any current or former employee of any Acquired Entity or Subsidiary or before the United States Equal Employment Opportunity Commission or other Governmental Authority responsible for the prevention of unlawful employment practices.

(g) No Acquired Entity or Subsidiary has received written notice since January 1, 2007 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting any Acquired Entity or Subsidiary, and no such investigation is in progress.

(h) Within the past five years, no Acquired Entity, Subsidiary or any of their Affiliates has engaged in a “plant closing” or “mass layoff” as such terms are defined in the United States Federal Worker Adjustment Retraining and Notification Act of 1988.

(i) Except as set forth on Schedule 4.16, each Acquired Entity and Subsidiary is in compliance in all material respects with all federal, state, provincial and local labor, employment or immigration Laws in respect of all officers, employees or workers and employee safety, and there are no pending or, to the Knowledge of any Acquired Entity, claims threatened in writing in this regard against any Acquired Entity or Subsidiary.

(j) Each Acquired Entity and Subsidiary has taken reasonable steps to ensure that records held in respect of any employees comply with the requirements of any data protection Laws relating to the use, control and dissemination of information and records relating to employees in any jurisdiction.

Section 4.17 Employee Matters.

(a) Schedule 4.17 contains an accurate and complete list, as of the date hereof, of each plan, program, policy, agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by any Acquired Entity or Subsidiary for the benefit of any current or former employee or director of any of the Acquired Entities or Subsidiaries (each, a “Company Employee”), or with respect to which any Acquired Entity or Subsidiary has or may have any liability (collectively, the “Company Employee Plans”).

(b) Documents. The Acquired Entities have made available to Purchaser correct and complete copies (or, if a plan is not written, a written description) of (i) all Company Employee Plans and amendments thereto and forms of award agreements supplementing the content of Company Employee Plans, in each case that are in effect as of the date hereof, and, to the extent applicable to the payment of a benefit or compensation, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan that is intended to be a tax-qualified plan, and the application for any pending determination letter request, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Forms 5500 Annual Returns/Reports for the most recent two plan years for each Company Employee Plan, and (v) for the preceding three plans years, all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. Except as set forth in Schedule 4.17(c), (i) each Company Employee Plan (other than any multiemployer plans within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with applicable Law, including but not limited to ERISA, the PPACA, the Code and federal securities Laws; (ii) all of the Company Employee Plans that are intended to be qualified under Sections 401(a) and 501(a) of the Code have received determination letters from the Internal Revenue Service (“IRS”) with respect to such qualification (or, in the case of a Company Employee Plan maintained pursuant to the adoption of a prototype or volume submitter plan document, there is an opinion or notification letter issued by the National Office of the IRS to the effect that the plan document is acceptable in form for the establishment of a qualified retirement plan) and, as of the date hereof, to the Knowledge of any Acquired Entity, no such determination letter has been revoked nor has any such revocation been threatened in writing, and as of the date hereof, to the Knowledge of any Acquired Entity, no circumstance exists that would reasonably be expected to result in the loss of such qualified status under Sections 401(a) and 501(a) of the Code; (iii) the Acquired Entities and Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all material benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to the Acquired Entities or Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no legal actions pending or threatened in writing with respect to the Company Employee Plans (in each case, other than routine claims for benefits); and (vi) the Acquired Entities and Subsidiaries have not engaged in a transaction under Section 406 of ERISA or Section 4975 of the Code that would subject the Acquired Entities, Subsidiaries or any ERISA Affiliate to a material Tax or material penalty imposed by either Section 4975 of the Code or Sections 502(a)(2) or 502(i) of ERISA.

(d) Neither the Acquired Entities nor the Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or any liability under Title IV of ERISA with respect to any Company Employee Plan.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code and none of the Acquired Entities, Subsidiaries nor any of the ERISA Affiliates has at any time contributed to or has had or will have any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan in the past, present or future; and

(ii) no legal action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan, to appoint a trustee for any such plan or take any other action with respect to such plan, including but not limited to any action related to a waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.

(f) Except as set forth in Schedule 4.17(f), none of the Acquired Entities, Subsidiaries or ERISA Affiliates (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or have any liability under, any Company Employee Plan that is a pension plan within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan; (ii) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code; (iii) has a Pension Plan with an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA) as of the respective last annual valuation date for each such Pension Plan, and there has been no material adverse change in the financial condition of any Pension Plan since its last actuarial annual valuation; (iv) has liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation that are not past due) nor is expected to incur such liability with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them; or (v) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived or a Pension Plan that fails to satisfy the requirements of Section 303 of ERISA or Section 430 of the Code. There has not been any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code that has been requested for any Pension Plan. No Pension Plan or related trust has been terminated during the past five years. There has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30 day notice period has been waived, with respect to any Pension Plan during the past five years. No notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(g) No Post-Employment Obligations. Except as set forth in Schedule 4.17(g), no Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and no Acquired Entity or Subsidiary has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable law.

(h) To the Knowledge of any Acquired Entity, no Company Employee Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority that is currently under review by such Governmental Authority.

(i) Health Care Compliance. Each of the Acquired Entities, Subsidiaries and the ERISA Affiliates comply in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Except as set forth in Schedules 4.17(c) or 4.17(j), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will: (i) entitle any current or former director, Company Employee, former Company Employee, Company Continuing Employee, contractor or consultant of the Acquired Entities or Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Acquired Entities or Subsidiaries to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The term “Company Continuing Employees” means those Company Employees who remain employed immediately following the Closing.

(k) Except as listed in Schedule 4.17(k), no Company Employee Plan has a provision and no commitment (whether oral or in writing) has been made that restricts the Acquired Entities or Subsidiaries from amending or terminating such plan, except that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(l) The Acquired Entities and Subsidiaries have identified to Purchaser in Schedule 4.17(l) each Company Employee, if any, who currently is on authorized leave or disability leave and his or her job title and each current or former Company Employee, if any, who has requested authorized leave to begin after the date of this Agreement or has commenced disability leave.

(m) No Company Employee Plan is or at any time was funded through a “welfare benefit fund” (within the meaning of Section 419(e) of the Code), and no benefits under any Company Employee Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

(n) Each Company Employee Plan which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in all material respects in accordance with Section 409A of the Code and the regulations promulgated thereunder with respect to amounts subject to such requirements. With respect to each Company Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, none of the Acquired Entities or Subsidiaries has any obligation to provide any “gross-up” or similar payment to any Company Employee to reimburse him or her for additional taxes or penalties associated with taxes in the event any such plan fails to comply with Section 409A of the Code.

(o) No outstanding compensatory stock option (i) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date of such option was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such award, or (iii) has been granted after December 31, 2004, with respect to any class of stock of any Acquired Entity or Subsidiary that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code); provided, however, if any such outstanding award is otherwise subject to Section 409A of the Code, such award is and has been in compliance with Section 409A of the Code and any applicable IRS guidance issued with respect thereto.

(p) Except as listed in Schedule 4.17(p), none of the Acquired Entities or Subsidiaries has any liability or obligations, including under or on account of a Company Employee Plan, arising out of the hiring of Persons to provide services to the Acquired Entities or Subsidiaries and the treating of such Persons as consultants or independent contractors and not as employees of the Acquired Entities or Subsidiaries.

Section 4.18 Customers. Schedule 4.18 contains a true and correct list of all the brokers utilized by, and the top 30 customers (other than any Acquired Entity, Subsidiary or Acquired Company) served by, any Acquired Entity or Subsidiary for the 12-month period ending December 31, 2011. Since the Financial Statement Date, none of such customers has (i) canceled, terminated or otherwise materially altered its relationship with any Acquired Entity or Subsidiary under any Contract between such customer and any Acquired Entity or Subsidiary, or (ii) notified any Acquired Entity or Subsidiary of any intention to materially alter its relationship with any Acquired Entity or Subsidiary, or (iii) sought to materially change the prices or materially modify the pricing policies for goods or services provided by any Acquired Entity or Subsidiary under any Contract or other agreement between such customer and any Acquired Entity or Subsidiary, effective prior to, as of or within one year after the Closing Date except in the Ordinary Course of Business.

Section 4.19 Suppliers. Schedule 4.19 contains a true and correct list of the top 10 suppliers (other than any Acquired Entity, Subsidiary or Acquired Company) of ingredients and packaging relating to the Business for the 12-month period ending December 31, 2011 (“Suppliers”). Between the Financial Statement Date and the date of this Agreement, no Acquired Entity or Subsidiary has entered into or made any Contract or commitment with any Supplier other than in the Ordinary Course of Business. Since the Financial Statement Date, none of the Suppliers has canceled, terminated or otherwise materially altered the terms of any Contract governing its relationship with any Acquired Entity or Subsidiary, or notified any Acquired Entity or Subsidiary of any intention to materially alter its relationship with any Acquired Entity or Subsidiary, materially change its prices or materially modify its pricing policies for goods or services provided to any Acquired Entity or Subsidiary, effective prior to, as of or within one year after the Closing Date except in the Ordinary Course of Business. Each of the Acquired Entities’ and Subsidiaries’ agreements with their Suppliers has been negotiated in an arm’s-length transaction.

Section 4.20 Environmental Matters. Each Acquired Entity and Subsidiary has made available to Purchaser prior to the date of this Agreement, all environmental assessments which are in the possession or control of any Acquired Entity or Subsidiary that relate to operations at any of the facilities or properties of any Acquired Entity or Subsidiary, all of which assessments are listed on Schedule 4.20. Except as specifically set forth on Schedule 4.20:

(a) Each Acquired Entity, Subsidiary and its Affiliates is, and has been for the past five years, in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Permits required under any Environmental Law for the operation of the Business as presently conducted. Such permits are valid and in full force and effect.

(b) No Acquired Entity, Subsidiary or Affiliate thereof has received any written claim, notice, demand letter or request for information alleging that any Acquired Entity or Subsidiary may be in material violation of, or have any unpaid material liability under, any Environmental Law, and, to the Knowledge of any Acquired Entity, there are no facts or conditions which would reasonably be expected to result in such liability.

(c) No Acquired Entity or Subsidiary is subject to any outstanding written Order, decree or injunction or other arrangement with any Governmental Authority, or to any written indemnity or other written agreement with any third party, pursuant to which any Acquired Entity or Subsidiary has any unpaid material liability under any Environmental Law or with respect to Hazardous Material.

(d) None of the Real Property is listed or, to the Knowledge of any Acquired Entity, proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List (as defined in CERCLA) or any similar federal, state or foreign list of sites evidencing significant levels of Hazardous Materials contamination of such Real Property and/or requiring investigation or clean-up.

(e) No Lien has been imposed on any of the Real Property by any Governmental Authority pursuant to any Environmental Law.

(f) There have been no Releases of Hazardous Materials by any Acquired Entity, Subsidiary or Affiliate thereof on, into or from the Real Property or on, into or from any real property currently or formerly owned, leased or operated by any Acquired Entity or Subsidiary, and to the Knowledge of any Acquired Entity, during any other Persons’ use, ownership or operation of the Real Property, in an amount or manner that requires any reporting, investigation or remediation pursuant to any Environmental Laws or which could reasonably be expected to result in a material liability under any Environmental Law. To the Knowledge of any Acquired Entity, none of the Real Property contains any damaged friable asbestos-containing materials or underground storage tanks.

(g) No Acquired Entity, Subsidiary or Affiliate thereof has any unpaid material liability under any Environmental Law arising out of any Hazardous Material contamination at any location to or at which any Hazardous Material has been transported or disposed of by, or on behalf of, any Acquired Entity or Subsidiary, and, to the Knowledge of any Acquired Entity, there are no facts or conditions which would reasonably be expected to result in such liability.

(h) There are no civil, criminal or administrative actions, suits, hearings or proceedings, and no written notices of violation pending or, to the Knowledge of any Acquired Entity, threatened against any Acquired Entity or Subsidiary under Environmental Laws.

The representations and warranties set forth in this Section 4.20 shall constitute the sole representations and warranties of the Acquired Entities and Subsidiaries with respect to environmental matters.

Section 4.21 Insurance.

(a) The insurance policies maintained with respect to the Acquired Entities, Subsidiaries, their businesses, assets and properties as of the date hereof are listed in Schedule 4.21. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. Each Acquired Entity and Subsidiary has maintained insurance coverage to insure its assets and properties and the risks of the Business in commercially reasonable amounts.

(b) There is no default by any Acquired Entity, Subsidiary or any other Person with respect to any provision contained in any such policy or binder required to be listed in Schedule 4.21, nor has there been any material failure by any Acquired Entity or Subsidiary to give notice of, or to present, any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.

Section 4.22 Licenses; Permits. Schedule 4.22 sets forth a true and complete list of each Permit or similar authorization issued or granted to any Acquired Entity or Subsidiary and includes each Permit required for the conduct of the Business of each Acquired Entity or Subsidiary under all applicable Laws. Each such Permit is valid and in full force and effect and (a) each Acquired Entity or Subsidiary has complied in all material respects with the terms and conditions thereof and is not in default and no condition exists that with notice or lapse of time or both would constitute a default thereunder and (b) no such Permit will be subject to suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.23 Sufficiency of Assets. The property and assets owned or leased by the Acquired Entities and Subsidiaries constitute all of the property and assets used or held for use in connection with the Business of the Acquired Entities and Subsidiaries as currently conducted on the date of this Agreement.

Section 4.24 Brokers; Expenses. Other than The Bigelow Company, LLC (or any affiliate to which it assigns its rights and obligations), there is no broker, investment banker, finder, financial advisor or other Person that has been retained by any Equityholder or any Acquired Entity, Subsidiary or their Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.25 Product Standards. All products prepared and manufactured by or for the Business were, at the time of production, and when applicable, at the time of shipment or delivery: (a) manufactured in accordance with good manufacturing practices, including, but not limited to, sanitary operating procedures, allergenic control programs and safe transportation practices; (b) not adulterated or misbranded within the meaning of: (i) the Federal Food, Drug and Cosmetic Act (“FDCA”), as amended, including, but not limited to, compliance with the FDCA food and color additive amendments and the amendments incorporated by the Nutritional Labeling and Education Act of 1990 or (ii) any applicable state or local Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FDCA at the time of such shipment or delivery; and (c) not articles which could not, under the provisions of Section 404 or 505 of the FDCA, be introduced into interstate commerce. Since January 1, 2009, no product distributed or sold by the Business posed a health threat or would have warranted legal action by any Governmental Authority so that a product recall should have occurred or did, in fact, occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, represent and warrant to, and for the benefit of, the Acquired Entities and the Equityholders as follows:

Section 5.1 Organization. Parent and Purchaser are duly organized, validly existing and in good standing under the Laws of the jurisdictions in which they are organized and have all requisite corporate, limited liability company or similar powers and authority and possess all franchises, licenses, permits, authorizations, consents, Orders and approvals of, or registration, declaration or filing with any Governmental Authority or any other Person necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their businesses as currently conducted. Parent and Purchaser are duly qualified to conduct business and are in good standing in each jurisdiction where such qualification is necessary.

Section 5.2 Authorization; Validity; Execution and Delivery; Enforceability.

(a) Parent and Purchaser have the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Parent and equivalent body of Purchaser, and no other corporate, limited liability company or other organizational action on the part of Parent or Purchaser is or will be necessary to authorize the execution, delivery and performance by Parent or Purchaser of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No vote of, or consent by, the holders of any class or series of stock issued by Parent or Purchaser is or will be necessary to authorize the execution and delivery by Parent or Purchaser of this Agreement or the consummation by them of the transactions contemplated hereby.

(b) This Agreement, the Ancillary Agreements and each of the other documents to which Parent or Purchaser is a party have been duly executed and delivered by Parent or Purchaser, and, assuming due and valid authorization, execution and delivery hereof and thereof by the Acquired Entities and each Equityholder and each other party hereto or thereto, is or will be a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 No Conflicts; Consents. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Ancillary Agreements and compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby does not and will not: (a) violate the articles of incorporation, articles of organization, bylaws or operating agreement of Parent or Purchaser; (b) violate any applicable Law or Order; or (c) require the consent, approval or registration of, or any notice filing with, any Governmental Authority.

Section 5.4 Brokers; Expenses. Other than Deutsche Bank Securities, Inc., there is no broker, investment banker, finder, financial advisor or other Person that has been retained by Parent or Purchaser or their Affiliates who might be or who is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5 Availability of Funds. Purchaser or an Affiliate of Purchaser will have sufficient cash available at Closing to enable Purchaser to consummate the Closing and the other transactions contemplated by this Agreement.

Section 5.6 Purchaser Tax Status. Purchaser is and at all times since its formation has been an entity disregarded as separate from Parent for federal, state and local income tax purposes.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of the Business of the Acquired Entities and Subsidiaries Prior to Closing. Except as set forth on Schedule 6.1 or as otherwise expressly permitted by this Agreement or the Employment Agreements, from the date of this Agreement to the Closing Date, the Acquired Entities and Subsidiaries will, and the Equityholders will cause the Acquired Entities and Subsidiaries to, conduct the Business in the Ordinary Course of Business and will use reasonable efforts to preserve intact the Business, keep available the services of its current officers and employees and keep and maintain its relationships with customers, suppliers, licensors, licensees, distributors and other third parties with the Acquired Entities and Subsidiaries with the goal that the Acquired Entities’ and Subsidiaries’ goodwill and ongoing business be unimpaired at the Closing Date. In addition, and without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing Date, each Acquired Entity and Subsidiary covenants and agrees that it will not do or permit or cause to occur any of the changes or events set forth in Section 4.11 or any of the following without the prior written consent of Purchaser:

(a) issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options, warrants to purchase or rights to subscribe for, any such shares, voting securities or convertible or exchangeable securities, (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (iv) enter into an agreement to do any of the foregoing;

(b) (i) grant to any employee, officer or director of any Acquired Entity or Subsidiary any increase in compensation, including, without limitation, bonus opportunity, except to the extent required under employment agreements in effect as of the date hereof or applicable Law, other than in the Ordinary Course of Business, (ii) grant to any employee, officer or director of any Acquired Entity or Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof or applicable Law, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Employee Plan or (v) take any action to accelerate any rights or benefits, or make any determinations not in the Ordinary Course of Business, under any collective bargaining agreement or Company Employee Plan;

(c) (i) incur any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Acquired Entity or Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to any Acquired Entity, Subsidiary or Acquired Company);

(d) make, change or rescind any election in respect of Taxes, file any Tax Return (without prior opportunity for Purchaser to review and comment thereon in accordance with Section 8.1) or any amendment to a Tax Return (without prior opportunity for Purchaser to review and comment thereon), enter into any closing agreement, settle any claim or assessment in respect of any amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, to the extent any such action would increase Parent’s or Purchaser’s liability for Taxes in Post-Closing Tax Periods, or take any action or refrain from taking any action that would jeopardize any of the Acquired Corporations’ qualification as an S Corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar or comparable provision of state, local or foreign Law, as applicable);

(e) (i) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which any Acquired Entity or Subsidiary is a party;

(f) acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, or business of or equity interest in any Person, except for purchases of inventory, components or supplies in the Ordinary Course of Business;

(g) sell, lease, or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for sales of inventory, components or supplies in the Ordinary Course of Business;

(h) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of any Acquired Entity or Subsidiary, or, after the Closing, of Purchaser and its subsidiaries;

(i) settle or compromise any material litigation, or waive, release or assign any material claims;

(j) engage in any forward selling or acceleration of customer orders or contracts, any deferral in paying payables, any deferral in making capital expenditures that are necessary to maintain the fixed assets of any Acquired Entity or Subsidiary in the Ordinary Course of Business or any delay in capital projects that are necessary to maintain the fixed assets of any Acquired Entity or Subsidiary in the Ordinary Course of Business, any grant of any discount to customers or any other change in the terms of conditions of sale or purchase (including, without limitation, payment and delivery terms) other than in the Ordinary Course of Business or any other changes intended to increase the current income and cash collection of any Acquired Entity or Subsidiary prior to the Closing Date by accelerating revenue that would otherwise be collected after the Closing Date or deferring payment that would otherwise be expected to be made prior to the Closing Date;

(k) fail to maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates; or

(l) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2 Other Actions. The parties hereto will not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of such party set forth in this Agreement or the Ancillary Agreements becoming untrue.

Section 6.3 Notification. Between the date of this Agreement and the Closing, the Acquired Entities and the Equityholders will promptly notify Purchaser in writing if any of them becomes aware of the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Acquired Entities’ or the Equityholders’ discovery of, such fact or condition. Should any fact or condition require any change to the

Schedules, the Acquired Entities or the Equityholders will promptly deliver to Purchaser a supplement to the Schedules specifying such change. Such delivery will not affect any rights of Parent or Purchaser under Article X. During the same period, the Acquired Entities and the Equityholders also will promptly notify Purchaser of the occurrence of any breach of any covenant of the Acquired Entities or the Equityholders in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

ARTICLE VII

ADDITIONAL AGREEMENTS PRIOR TO, AT OR AFTER CLOSING

Section 7.1 Access to Information; Confidentiality.

(a) The Acquired Entities will afford to Parent, Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent and Purchaser, reasonable access during normal business hours upon advance notice and at other mutually convenient times during the period prior to the Closing Date to all their properties, books, contracts, commitments, personnel and records and, during such period the Acquired Entities will furnish promptly to Purchaser in accordance with applicable Law: (i) a copy of each report, schedule and other document filed by the Acquired Entities or Subsidiaries or on their behalf during such period with any Governmental Authority and (ii) all other information concerning their business, properties and personnel as Purchaser may reasonably request. No investigation by Parent or Purchaser will affect the representations and warranties of the Acquired Entities.

(b) Except to the extent that (i) any such information is or becomes generally available to the public, (ii) any such information is required to be disclosed by a court or Governmental Authority of competent jurisdiction, (iii) any such information has become or becomes available to Parent or Purchaser on a non-confidential basis and from a source (other than a party to this Agreement or any representative of such party) that is not bound by a confidentiality agreement or (iv) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, each of the Acquired Entities, Parent and Purchaser will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the other party in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such Person) and will use its reasonable best efforts to ensure that such Persons do not disclose such information to others without the prior written consent of the Acquired Entities or Purchaser, as the case may be.

Section 7.2 Reasonable Best Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement and the other Ancillary Agreements, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and thereby, including (a) obtaining all necessary actions or nonactions, waivers, consents, authorizations and approvals, (i) from Governmental Authorities and (ii) as required by any Contract, Order or license to which any Acquired Entity or Subsidiary is a party or subject to on the Closing Date and the making of all necessary filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary (A) to obtain any Permit, consent, approval, waiver from or exemption, (B) to avoid an action or proceeding by any Governmental Authority, or (C) to avoid an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder, (b) obtaining all necessary Permits, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, at law or in equity, challenging this Agreement or other Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, stayed or reversed and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purpose of, this Agreement; provided, however, that other than as provided in Section 7.3 hereof, a party will not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any Permit, approval, waiver from, or exemption is reasonably likely to be materially burdensome to such party or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated hereby so as to render inadvisable the consummation of such transactions; provided, further, that the Equityholders, Acquired Entities and Subsidiaries will not be required to make payments in order to obtain such actions, nonactions, waivers, consents, authorizations or approvals. All waivers, consents and approvals obtained pursuant to this Section 7.2 will be produced at Closing in form and content reasonably satisfactory to Parent.

Section 7.3 Antitrust Notification and Other Regulatory Filings. As promptly as practicable after the date of this Agreement, each of the Acquired Entities, Parent and Purchaser will make all required filings with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) with respect to the transactions contemplated hereby pursuant to the HSR Act. Each of the Acquired Entities, Parent and Purchaser will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filing and any supplemental filing or submission which is necessary under the HSR Act. The Acquired Entities, Parent and Purchaser will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and will comply with any such inquiry or request as promptly as practicable. Each of the Acquired Entities, Parent and Purchaser will take any action required to be taken by such party, and will use its reasonable best efforts to obtain any clearance required under the HSR Act or to resolve any objections to the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements that may be asserted by any Governmental Authority, including to cause to be lifted any restraint, injunction or other legal impediment until such time as such restraint, injunction or other legal impediment has become final and nonappealable, in each case as promptly as practicable, provided that neither Parent nor Purchaser will be required to agree, and the Acquired Entities and Subsidiaries will not agree without Purchaser’s consent, to waive any rights to or accept any limitation on its operations that would reasonably be expected to have an adverse effect on the Business or the business, assets, results of operations or financial condition of Parent or to dispose of any assets in connection with obtaining any such consent or authorization.

Section 7.4 Compliance with Securities Laws. In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the regulations thereunder, and all other applicable federal and state securities Laws, and each of them agree to furnish the other, or its counsel, with such information and to take such actions as may be reasonably requested in respect of such compliance.

Section 7.5 Resignation. Each Acquired Entity and each of the Equityholders covenant to cause to be delivered at the Closing the resignation of any of the directors and officers of the Acquired Entities, Subsidiaries and each trustee under any Company Employee Plan maintained by the Acquired Entities or Subsidiaries effective immediately after the Closing, as requested by Purchaser not later than 10 Business Days prior to Closing.

Section 7.6 Repayment of Loans and Advances. Except as set forth in Section 2.2, prior to or at the Closing, all loans and advances made by any Acquired Entity or Subsidiary to any previous or current equityholder or any previous or current employee of any Acquired Entity, Subsidiary or any entity controlled by any of them will be repaid along with all accrued interest and as of the Closing, no outstanding amounts will be due to any Acquired Entity or Subsidiary from any such equityholder or employee or any such controlled entity. No Acquired Entity or Subsidiary will forgive any such Indebtedness nor will it disperse funds by way of bonus or otherwise to any such equityholder or employee or any such controlled entity for the direct or indirect purpose of providing funds to repay such loans or advances. Each Acquired Entity or Subsidiary will repay any check payable or debt-like instruments payable to any Equityholder by such Acquired Entity or Subsidiary, except to the extent such check payable or debt-like instrument is included as a current liability in the calculation of Consolidated Working Capital as of the Closing Date.

Section 7.7 Supplying of Financial Statements. Each Acquired Entity and each of the Equityholders covenant to deliver to Purchaser no later than June 26, 2012 the unaudited consolidated balance sheet, statements of income and statement of cash flows of the Acquired Entities, Subsidiaries and the Acquired Companies as of and for the 16-week period ended April 21, 2012 (the “April Financial Statements”). The April Financial Statements will be prepared in accordance with GAAP (except that the April Financial Statements will not include year-end adjustments or related notes), consistently applied during the periods involved, and will present fairly in all material respects the financial condition and results of operations of the Acquired Entities, Subsidiaries and the Acquired Companies as of the dates thereof and for the periods indicated.

Section 7.8 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 7.9 Public Announcements. Purchaser, on the one hand, and the Acquired Entities and Equityholders, on the other hand will consult with each other before issuing, and provide each other the reasonable opportunity to review and comment on, any press release or other public statements relating to the transactions contemplated by this Agreement and will not issue such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement of Parent with any securities exchange.

Section 7.10 Escrow Agreement. At the Closing, Purchaser, the Equityholders and an escrow agent (as mutually agreed upon by Purchaser and the Equityholders) will enter into an Escrow Agreement substantially in the form of Exhibit A (the “Escrow Agreement”).

Section 7.11 Employees; Benefit Plans.

(a) During the period commencing on the Closing Date and ending on the date sooner to occur of (i) December 31, 2012 or (ii) the date of the employee’s termination of employment with the Acquired Entities or Subsidiaries, Parent and Purchaser will cause the Acquired Entities or Subsidiaries to provide the Continuing Company Employees with employee benefits under Company Employee Plans (excluding any Pension Plan, other than employee contributions to a 401(k) plan but not including any discretionary or matching contribution thereon) that are, in the aggregate, no less favorable than the employee benefits provided by the Acquired Entities and Subsidiaries (excluding any Pension Plan, other than employee contributions to a 401(k) plan but not including any discretionary or matching contribution thereon) on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employee may be eligible to participate effective as of the Closing Date, Parent and Purchaser will recognize all service of the Company Continuing Employees with the Acquired Entities or Subsidiaries as if such service were with Parent or Purchaser, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan, (ii) benefit accrual purposes (except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date, or (iii) any frozen Parent Benefit Plan); provided, that such service will not be recognized to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the corresponding Company Employee Plan.

(c) Nothing in this Agreement will create any right or obligation which is enforceable by any Company Employee, former Company Employee, Company Continuing Employee or any Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 7.11. For the avoidance of doubt, any amendments to the Acquired Entities’, Subsidiaries’, Parent’s and Purchaser’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Acquired Entities, Subsidiaries, Parent and Purchaser which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 7.12 Employment Agreements. At the Closing, each of Andrew Barowsky and Albert Lepage will enter into employment agreements with Parent or Purchaser substantially in the form of Exhibit B (the “Employment Agreements”).

Section 7.13 Subsidiary Compliance. Parent will cause Purchaser to comply with and perform all of Purchaser’s obligations under or relating to this Agreement and to consummate the transactions contemplated by this Agreement.

Section 7.14 Line of Credit. Each Acquired Entity covenants to cause all obligations of any Acquired Entity and any Equityholder under the Revolving Line of Credit Agreement between Bank of America, N.A., LBI and Green Mountain Baking Company, L.P., dated December 21, 2005, to be terminated at Closing. At the Closing, Parent shall arrange for the replacement of any letters of credit issued under such line of credit.

Section 7.15 Intercompany Indebtedness. Prior to Closing, each Acquired Entity shall take all actions necessary to cause all existing intercompany Indebtedness to be repaid or cancelled.

Section 7.16 Acquired Equity Transfer Restrictions. RAL and the Equityholders shall cause the Bylaws of RAL, dated October 11, 1984 to be amended prior to Closing to remove all restrictions on the transfer of the Acquired Equity of RAL. LBI and the Equityholders shall waive all restrictions on the transfer of the Acquired Equity of LBI pursuant to this Agreement. Additionally, each Acquired Entity shall terminate or cause to be terminated prior to Closing all agreements (other than restrictions in the charter of such Acquired Entity) that contain any restrictions on the transfer of the Acquired Equity of such Acquired Entity.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Returns.

(a) The Acquired Entities and Subsidiaries shall prepare, or cause to be prepared, in a manner consistent with the Acquired Entities’ and Subsidiaries’ past practice, except to the extent otherwise required by the applicable Tax Law, all Tax Returns of the Acquired Entities and Subsidiaries which are due on or prior to the Closing Date and shall timely file such Tax Returns and timely pay all Taxes shown as due thereon. All such Tax Returns shall be prepared in accordance with applicable Tax Law in all material respects. The Representative shall promptly provide, or cause to be promptly provided, to Purchaser copies of such Tax Returns and evidence that all Taxes shown to be due on such Tax Returns have been timely paid.

(b) The Representative shall prepare, or cause to be prepared in a manner consistent with the Acquired Entities’ and Subsidiaries’ past practice, except to the extent otherwise required by the applicable Tax Law or Section 8.6 and Section 8.7 of this Agreement, all Tax Returns of the Acquired Entities and Subsidiaries for taxable periods ending on or prior to the Closing Date. In preparing such Tax Returns, the Representative shall have the sole authority to determine whether the Acquired Entities and Subsidiaries shall report any gain from the transaction described herein on the installment method. The Representative shall have the sole right to determine which of the transaction expenses will be taken as a deduction on such Tax Return. The Representative shall deliver to Parent or Purchaser draft copies of each such income Tax Return at least 60 days prior to the date for filing such Tax Return. At least 30 days prior to the due date of each such Tax Return prepared in accordance with this Section 8.1(b), Parent or Purchaser shall deliver to the Representative its comments, if any, in writing relating to such Tax Return. The Representative shall make all changes to each such Tax Return reasonably requested in writing by Parent or Purchaser to the extent not inconsistent with applicable Tax Law or Section 8.6 and Section 8.7 of this Agreement; provided, however, that such changes do not materially increase the indemnification obligations of the Equityholders under Section 8.2, decrease a Tax refund or credit for overpayment under Section 8.8, or increase any Tax liability of an Equityholder. Parent will either pay directly (if permitted), or will advance to the Acquired Corporations if not permitted to be paid directly an amount equal to the Corporate Level Taxes resulting from an Election no later than five days prior to the time such Corporate Level Taxes are due and payable with each such Tax Return and the Acquired Corporations shall promptly pay the amount of such Corporate Level Taxes to the applicable taxing authority. If the Equityholders are required to personally pay any Corporate Level Taxes, Parent shall advance to the Representative such amount of Corporate Level Taxes no later than five days prior to the time such Corporate Level Taxes are due. If the time for filing Tax Returns for taxable periods ending on or prior to the Closing Date is timely extended, Parent shall either pay directly (if permitted), or shall advance to the Representative if not permitted to be paid directly an amount equal to the Corporate Level Taxes resulting from an Election no later than five days prior to the time such Corporate Level Taxes are due and payable with each such extension or otherwise due. The Representative shall promptly provide, or cause to be promptly provided, to Purchaser copies of such timely filed Tax Returns and evidence that all Taxes shown to be due on such Tax Returns have been timely paid.

(c) Parent or Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Entities and Subsidiaries for Straddle Periods that are due after the Closing Date in a manner consistent with the Acquired Entities’ and Subsidiaries’ past practice, except to the extent otherwise required by applicable Tax Law. Parent or Purchaser shall deliver to the Representative draft copies of each such Tax Return related to the Acquired Entities and Subsidiaries at least 60 days prior to the date for filing such Tax Return. At least 30 days prior to the due date of each such Tax Return prepared in accordance with this Section 8.1(c), the Representative shall deliver to Parent or Purchaser his or her comments, if any, in writing relating to such Tax Return. Parent or Purchaser shall make all changes to each such Tax Return reasonably requested in writing by the Representative to the extent such changes would minimize the indemnification obligations of the Equityholders pursuant to Section 8.2, maximize the refund rights of the Equityholders pursuant to Section 8.8, or otherwise decrease the Tax liability of an Equityholder provided that such changes do not have a material adverse effect on Parent or Purchaser and are not inconsistent with applicable Tax Law. The Representative shall promptly pay, or cause to be promptly paid, to Parent or Purchaser the amount of such Tax for which the Equityholders are responsible pursuant to this Agreement for any such Tax Return prepared in accordance with this Section 8.1(c), to the extent not paid at or before Closing. To the extent the Equityholders, Acquired Entities or their Subsidiaries have paid an amount with respect to a Tax Return described in this Section 8.1(c) that is in excess of the Taxes allocated to a Pre-Closing Tax Period, as determined in accordance with Section 8.3 and that was not taken into account in the Final Consolidated Working Capital

Amount, Parent shall promptly pay over such excess amount to the Representative for the benefit of the Equityholders of the Acquired Entity that paid such excess amount in proportion to their former ownership of such Acquired Entity.

Section 8.2 Tax Indemnification. Except to the extent treated as a liability in the calculation of the Final Consolidated Working Capital Amount or such Tax constitutes a Corporate Level Tax, subject to the applicable limitations set forth in Section 10.4, the Equityholders will indemnify Parent and Purchaser for (a) any Loss attributable to any breach of or any inaccuracy in any representation or warranty made in Section 4.8; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VIII; (c) all Taxes of the Acquired Entities and Subsidiaries or relating to the Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Entities and Subsidiaries (or any predecessor of any of the Acquired Entities and Subsidiaries) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable or similar provision of state, local or foreign Law; (e) any and all Taxes of any Person imposed on the Acquired Entities or Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to any event or transaction occurring before the Closing Date; and (f) any amount due and owing from the Equityholders to Parent pursuant to Section 8.6(e) or Section 8.6(f), as the case may be. Notwithstanding anything herein to the contrary, any Loss in respect of Taxes shall be limited to Taxes attributable to Pre-Closing Tax Periods, except to the extent of any breach of or any inaccuracy in Section 4.8(e). Notwithstanding anything herein to the contrary, the Equityholders shall not be liable for any diminution in Tax benefits suffered by the Purchaser or Parent in the event an Election is determined to be invalid, including, without limitation, a challenge as a result of a breach of the representation set forth in the first sentence of Section 4.8(a). To the extent any Equityholder pays more than such Equityholder’s Pro Rata Portion of any Losses, such Equityholder shall have the right to seek contribution from the Equityholders that paid less than their Pro Rata Portion of such Losses.

Section 8.3 Straddle Period. In the case of the Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement will be: (a) in the case of Taxes based upon, or related to, income, receipts, sales or payroll deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.4 Tax Contests. Purchaser agrees to give written notice to the Representative upon its receipt (or the receipt by any of its Affiliates) of any written notice from a Governmental Authority which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Parent or Purchaser pursuant to Article 8.2, a Tax may be sought from an Equityholder or a Tax refund or credit described in Article 8.8 (a “Tax Claim”); provided that failure to comply with this provision will not affect Parent’s or Purchaser’s right to indemnification hereunder, unless and only to the extent that such failure results in a material prejudice to the Equityholders. The Representative will control the contest or resolution of any Tax Claim; provided, however, that the Representative will obtain the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed, or conditioned) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim if such action would adversely impact Parent or Purchaser; provided further, that Purchaser or Parent will have the right to participate in the defense of such Tax Claim, and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Purchaser or Parent, as the case may be. The Representative shall promptly notify Purchaser if the Representative decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Section 8.4, and Purchaser or Parent shall thereupon be permitted to have the exclusive right to control, defend and settle such Tax Claim, and any costs and expenses of defense and investigation, including court costs and reasonable attorney’s fees, incurred or suffered by Parent or Purchaser in connection with such defense shall constitute Losses subject to indemnification under this Agreement, regardless of the outcome of the Tax Claim and notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 8.2); provided, however, that Parent shall obtain the prior written consent of the Representative (which consent will not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim if such action would adversely impact the Equityholders.

Section 8.5 Cooperation. The Equityholders and Purchaser will provide each other with such cooperation and information as either may reasonably request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any audit or other proceeding in respect of Taxes of any of the Acquired Entities or Subsidiaries. Each of the Equityholders and Purchaser will retain all Tax Returns, schedules and material records and other documents in its possession relating to Tax matters of any of the Acquired Entities or Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. The Equityholders agree, upon request by Purchaser, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on or become a liability of Purchaser or any of its Affiliates.

Section 8.6 Election.

(a) With respect to the sale and purchase of each of the Acquired Corporations, at Purchaser’s option, the Equityholders and Parent will, where permissible, jointly make a timely election under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income tax Laws (collectively, the “Elections”), and file the Elections in accordance with applicable Law. Parent, Purchaser, the Equityholders, and the Acquired Corporations, to the maximum extent permissible under GAAP or applicable Tax Law, will (i) report the transaction consistent with such Elections, (ii) agree not to take any action that could cause such Elections to be invalid, and (iii) will take no position contrary thereto. Pursuant to this Section 8.6, Purchaser will bear the responsibility for payment of any Corporate Level Taxes, as set forth in Section 8.1(b). Notwithstanding anything herein to the contrary, neither Purchaser or Parent shall file an Election with respect to an Acquired Corporation if the Preliminary Tax Adjustment with respect to such Acquired Corporation has not yet been paid.

(b) To the extent possible, Parent, the Equityholders and the Acquired Corporations will execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax laws (the “Section 338 Forms”) provided that the respective Preliminary Tax Adjustment (as defined in Section 8.6(c)) has been agreed to. In the event, however, any Section 338 Forms are not executed at the Closing, Parent, the Equityholders and the Acquired Corporations will prepare and complete each such Section 338 Form no later than 45 days prior to the date such Section 338 Form is required to be filed, provided that the respective Preliminary Tax Adjustment has been agreed to. Parent, Purchaser, the Equityholders and the Acquired Corporations will each cause the Section 338 Forms to be duly executed by an authorized person of Parent, Purchaser, the Equityholders and the Acquired Corporations in each case, and will duly and timely file the Section 338 Forms in accordance with applicable Tax Law and the terms of this Agreement.

(c) The calculation of the Preliminary Tax Adjustment with respect to each of the Acquired Corporations in accordance with the terms of Section 8.6(d) is set forth in Schedule 8.6(c) (each such calculation with respect to an Acquired Corporation, a “Preliminary Tax Adjustment”). During the 90 day period beginning on the Closing Date, Parent shall prepare for the Representative’s review and comment an allocation of the purchase price set forth in Section 2.2(a) attributable to the each of the Acquired Corporations and other relevant items among the assets of the Acquired Corporations, including their ownership of the Subsidiaries (each such allocation, an “Interim Allocation”) in accordance with Section 1060 and Section 338 of the Code and the Treasury Regulations thereunder. A tax adjustment shall be calculated based on the Interim Allocation in accordance with the terms of Section 8.6(d) (each such calculation, an “Interim Tax Adjustment”). No more than 10 days after the Representative’s receipt of such Interim Allocation, the Representative shall deliver to Parent his or her comments, if any, in writing relating to such Interim Allocation. Parent shall consider any reasonable written comments of the Representative to the Interim Allocation in good faith. If the parties are unable to agree with respect to any such Interim Allocation, Parent’s position with respect to such disagreement shall be used in such Interim Allocation unless inconsistent with applicable Law (the “Final Allocation”). Parent and the Equityholders shall prepare IRS Form 8883 consistently with the Final Allocation and shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Final Allocation.

(d) Each Preliminary Tax Adjustment and Interim Tax Adjustment shall be an amount, taking into account the amount and character of the income subject to Tax, equal to the difference, if any, between (i) the Taxes payable by the Equityholders resulting solely from (X) the deemed sale of the assets of each of the Acquired Corporations, assuming an Election is made with respect to the particular Acquired Corporation, and (Y) the deemed liquidation of each of the Acquired Corporations, assuming an Election is made with respect to the particular Acquired Corporation, taking into account all payments made under this Agreement with respect to such Acquired Corporation, including payments made pursuant to this Section 8.6, and (ii) the amount of Taxes which would have been imposed on the Equityholders with respect to the sale of the Acquired Equity of each such Acquired Corporation, as contemplated herein, had an Election not been made with respect to each such Acquired Corporation (for the avoidance of doubt, such difference shall be the result obtained by subtracting the amount described in clause (ii) of this sentence from the amount described in clause (i) of this sentence), provided that for purposes of calculating the amount of each Preliminary Tax Adjustment and Interim Tax Adjustment the following rules shall be applied: (A) the federal and state income Tax rates used in calculating the amount of any income Taxes that would have been or will be imposed on the Equityholders shall be the highest marginal federal and state rates applicable to the type of income recognized (i.e., ordinary income, short-term capital gain or long-term capital gain, as applicable) by each of the Equityholders of each such Acquired Corporation at the time of the Closing; (B) the difference between the amounts set forth in clause (i) and clause (ii) above shall be determined without regard to any item of income, gain, loss, deduction, or credit of any Equityholder, other than the items of income, gain, loss, or deduction attributable to the transactions set forth in clauses (i) and (ii) above; (C) to the extent applicable, each Equityholder and Acquired Corporation shall be assumed to have elected out of reporting any gain realized in the transactions described in clauses (i) and (ii) above under the installment method described in Section 453 of the Code; (D) each Equityholder shall be treated as subject to state income Tax only in the state of residence set forth next to the name of such Equityholder on Schedule 8.6(d) with respect to amounts that are or would be payable by each Equityholder under clauses (i)(Y) and (ii) above; (E) it shall be assumed that state income Taxes are not deductible for purposes of calculating federal income Tax liabilities; and (F) to the extent a Preliminary Tax Adjustment is not paid at the Closing pursuant to Section 2.2(a)(iv), the amount of such Preliminary Tax Adjustment (to the extent on Election is ultimately made) shall be increased by any penalties or interest payable by the Equityholders attributable to such delay, determined by assuming the Equityholders will pay Taxes giving rise to such Preliminary Tax Adjustment on the date such Preliminary Tax Adjustment is actually paid and assuming that if such Preliminary Tax Adjustments were paid on the Closing the Equityholders would have paid the Taxes giving rise to such Preliminary Tax Adjustment on the Closing.

(e) If an Interim Tax Adjustment for any Acquired Corporation reflects an amount greater than the respective Preliminary Tax Adjustment for such Acquired Corporation, Parent will, within five Business Days after the determination thereof, pay to the Representative for the benefit of the Equityholders of such Acquired Corporation in proportion to their former ownership of such Acquired Corporation an aggregate amount (the “Final Tax Payment”) equal to the result obtained by subtracting such Preliminary Tax Adjustment from such Interim Tax Adjustment. If such Interim Tax Adjustment reflects an amount less than such Preliminary Tax Adjustment, the Representative, on behalf of the Equityholders of such Acquired Corporation in proportion to their former ownership of such Acquired Corporation will, within five Business Days after the determination thereof, pay to Parent an aggregate amount equal to the result obtained by subtracting such Interim Tax Adjustment from such Preliminary Tax Adjustment. Any such payments will be made by wire transfer or delivery of immediately available funds.

(f) If following the calculation and payment of a Final Tax Payment there is any change in the amount described in Section 8.6(d) (including any penalties or interest determined to be owed by the Equityholders to any taxing authority) by reason of (i) the passage of legislation with retroactive effect, (ii) a reduction in the amount of the Escrow Amount payable to the Equityholders, (iii) an adjustment by a taxing authority, or (iv) any other reason, the parties shall in good faith and using the procedures described in the preceding paragraphs, recalculate any relevant Interim Tax Adjustment (including any penalties or interest determined to be owed by the Equityholders to any taxing authority) and Parent shall pay the Representative for the benefit of the Equityholders of such Acquired Corporation in proportion to their former ownership of such Acquired Corporation, or the Representative, on behalf of the Equityholders of such Acquired Corporation in proportion to their former ownership of such Acquired Corporation, shall pay Parent, as the case may be, the amount of any difference. Notwithstanding anything herein to the contrary, in the event an Election is invalid, the Equityholders of such Acquired Corporation with respect to which such election is invalid will make their best efforts to file for refunds and return (through the Representative) to the Parent an amount up to the total amounts paid pursuant to Section 8.6 received by such Equityholder in respect of such Acquired Corporation but only to the extent such Equityholder actually receives cash refunds of Taxes attributable to such election being invalid. In determining the amount of such cash refunds to be returned to the Parent, neither the Representative nor the Equityholders shall take any action or cause any action to be taken to reduce the amount otherwise available for return to the Parent.

(g) For the avoidance of doubt (A) Parent shall be responsible for all Corporate Level Taxes resulting from any Election, and (B) subject to clause (F) of Section 8.6(d) each Preliminary Tax Adjustment and Interim Tax Adjustment (and any subsequent adjustments thereto) shall not take into account (and shall be calculated by ignoring) any difference in the timing of any Tax which may be (or may have been) due and payable by any Equityholder.

Section 8.7 Tax Treatment and Purchase Price Allocation with Respect to Bakeast Partnership. The parties agree to treat the transactions contemplated by this Agreement with respect to the sale of Bakeast Partnership in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation #2), (a) with respect to the Equityholders of interests in Bakeast Partnership, as a sale of partnership interests and (b) with respect to Parent and Purchaser, as a purchase by Parent of all of the assets of Bakeast Partnership attributable to such interests sold by the Equityholders and assumption by Parent of all of the liabilities attributable to such interests sold by the Equityholders (other than liabilities for which Purchaser or Parent is required to be indemnified pursuant to this Agreement). As promptly as practicable after the final determination of the purchase price set forth in Section 2.2(a) allocable to the Bakeast Partnership (and all other allocable costs), the Representative shall prepare or cause to be prepared, and shall submit to Parent, (x) a balance sheet of Bakeast Partnership, as of the Closing Date, that sets out the tax basis of the assets owned by Bakeast Partnership on the Closing Date and the amount of the liabilities of Bakeast Partnership on the Closing Date (the “Tax Basis Balance Sheet”) including such information regarding any interest in Subsidiaries owned by Bakeast Partnership and the assets owned by such Subsidiaries and (y) a balance sheet of Bakeast Partnership, as of the Closing Date, that sets out the fair market value of the assets owned by Bakeast Partnership on the Closing Date and the amount of the liabilities of Bakeast Partnership on the Closing Date (the “Fair Market Value Balance Sheet”). The Fair Market Value Balance Sheet shall (i) be computed by reference to the principles for the allocation of the purchase price allocable to Bakeast Partnership attached hereto as Schedule 8.7 and (ii) contain sufficient detail to permit the Parties to make the computations and adjustments for purposes of applying Section 751 of the Code to the Equityholders of Bakeast Partnership and Section 1060 of the Code to Purchaser. The parties shall cooperate to update the Fair Market Value Balance Sheet to reflect any further adjustments to the purchase price set forth in Section 2.2(a) allocated to Bakeast Partnership in a manner consistent with the principles used to create the Fair Market Value Balance Sheet. The parties shall report the Tax consequences of the sale of the Bakeast Partnership pursuant to this Agreement consistent with the Tax Basis Balance Sheet, the Fair Market Value Balance Sheet and Revenue Ruling 99-6, and shall not take any action or position that is inconsistent therewith, other than for financial reporting purposes.

Section 8.8 Tax Refunds. The Equityholders shall be entitled to receive from Parent, Purchaser, the Acquired Entities or their Subsidiaries all refunds (or credits for overpayments) of Taxes by the Acquired Entities and their Subsidiaries, including any interest thereon, attributable to taxable periods, or portions thereof, ending on or before the Closing Date, net of any reasonable costs incurred by Parent, Purchaser, the Acquired Entities or their Subsidiaries, as the case may be, in obtaining such refund. Promptly upon the actual receipt of any such Tax refund (or the actual credit for overpayment), and in no event later than five Business Days after receipt by Parent, Purchaser, the Acquired Entities or any of their Subsidiaries, Parent will deliver and pay over, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), including any interest thereon, to the Representative for the benefit of the Equityholders of such Acquired Entity in proportion to their former ownership of such Acquired Entity. Upon the written request from the Representative, Purchaser or Parent shall, as soon as is reasonably practicable, cause the Acquired Entities or their Subsidiaries to file an amended Tax Return or application for Tax refund in order to obtain a Tax refund (or credit for overpayment) that the Equityholders are entitled to pursuant to this Section 8.8, and Parent, Purchaser, the Acquired Entities and their Subsidiaries shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Parent, Purchaser, the Acquired Entities and their Subsidiaries to claim any Tax refund contemplated by this Section 8.8.

Section 8.9 Post-Closing Actions. Notwithstanding anything to the contrary herein, including Section 8.1(b), in no event shall Parent or Purchaser file or amend any Tax Return of the Acquired Entities or their Subsidiaries for any taxable year ending on or before the Closing Date or affirmatively initiate a Tax controversy without the prior written consent of the Representative, which consent shall not be unreasonably withheld. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Parent and Purchaser shall cause the Acquired Entities and their Subsidiaries to carry on their business only in the Ordinary Course of Business in the same manner as previously conducted. Neither Purchaser nor Parent shall cause the Acquired Corporations to make any election pursuant to Section 338(g) of the Code or any similar provision of state or local Law. A breach by Parent or Purchaser of the obligations in the second or third sentences of this Section 8.9 shall relieve the Equityholders of their indemnification obligations under this Agreement for any Taxes arising as a result of such action.

Section 8.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Purchaser. The parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Purchaser and the Representative shall, upon request of the other party, use their commercially reasonable efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. The parties shall cooperate in preparing and timely filing any Tax Return or similar forms relating to Transfer Taxes and shall promptly provide one another copies of such Tax Returns or similar forms and reasonable evidence that all such Transfer Taxes have been timely paid.

Section 8.11 Section 754 Election. The Equityholders and the Acquired Corporations agree to timely make, or cause to be timely made, an election in accordance with Section 754 of the Code for Green Mountain Baking Company L.P.; CK Trucking, LLC; and CK Sales Co., LLC (collectively, the “Electing Partnerships”), so as to adjust the basis of property of the Electing Partnerships in the case of a distribution of property of the Electing Partnerships within the meaning of Section 734 of the Code, and in the case of a transfer of an interest in the Electing Partnerships within the meaning of Section 743 of the Code. Each of the members associated with the Electing Partnerships shall supply the information necessary to give effect to the Section 754 election of the Code.

Section 8.12 GAAP and Tax Treatment. Notwithstanding anything to the contrary in this Article VIII, any position or action taken by the Parent or Purchaser (other, except as required under applicable Law, than in respect of preparation of any Tax Return) as required for GAAP purposes shall not violate any provision of this Agreement, including for the avoidance of doubt, Section 8.6. In addition, notwithstanding anything to the contrary in this Article VIII, any position or action taken by the Parent or Purchaser as required by applicable Law shall not violate any provision of this Agreement, including for the avoidance of doubt, Section 8.6.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions to Each Party’s Obligation. The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Requisite Antitrust Approvals. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

(b) No Injunctions or Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that, subject to Section 7.2, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered and (ii) no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the transactions contemplated hereby.

(c) Related Agreements. All of the conditions precedent to closing under the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement.

Section 9.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date to the following conditions:

(a) Representations True at Closing. The representations and warranties made by the Acquired Entities and the Equityholders to Parent and Purchaser in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Acquired Entities to Parent and Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date).

(b) Covenants of the Acquired Entities and the Equityholders. The Acquired Entities and the Equityholders shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and a duly authorized officer of the Acquired Entities and the Equityholders shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 9.2(a) hereof.

(c) Deliveries. The Acquired Entities and the Equityholders shall have delivered or caused to be delivered to Purchaser all of the documents required by Section 2.3(b) of this Agreement.

Section 9.3 Conditions to the Obligations of the Acquired Entities and the Equityholders. The obligations of the Acquired Entities and the Equityholders to effect the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations True at Closing. The representations and warranties made by Parent and Purchaser to the Acquired Entities and the Equityholders in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Purchaser to the Acquired Entities and the Equityholders contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date).

(b) Covenants of Parent and Purchaser. Parent and Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by Parent or Purchaser on or prior to the Closing Date, and a duly authorized officer of Parent and Purchaser shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 9.3(a) above.

(c) Deliveries. Purchaser shall have delivered or caused to be delivered to the Acquired Entities and the Equityholders all of the documents required by Section 2.3(c) of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by the Equityholders.

(a) Subject to the limitations set forth in this Article X, each Equityholder hereby covenants and agrees that to the fullest extent permitted by Law, such Equityholder will defend, indemnify and hold harmless Parent, Purchaser and their respective officers, directors, managers, employees, agents and Affiliates and successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”) for, from and against any and all Losses actually sustained by any of such Persons following the Closing resulting from: (i) any breach of a representation or warranty made by such Equityholder in Article III; (ii) any breach of a representation or warranty made by the Acquired Entities in Article IV; (iii) any breach by the Acquired Entities or such Equityholder of any agreement or covenant contained in this Agreement; and/or (iv) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with the Acquired Entities, Subsidiaries or the Equityholders or representatives thereof in connection with this Agreement or any of the transactions contemplated hereby. To the extent any Equityholder pays more than such Equityholder’s Pro Rata Portion of any Losses, such Equityholder shall have the right to seek contribution from the Equityholders that paid less than their Pro Rata Portion of such Losses. This Section 10.1 shall not apply to Losses related to Taxes, which shall be the subject of Section 8.2.

(b) No examination, inspection or audit of the properties, financial condition or other matters of the Acquired Entities, Subsidiaries and the Business conducted by Parent, or Purchaser in connection with this Agreement will in any way limit, affect or impair the ability of Parent or Purchaser to rely on the representations, warranties, covenants and agreements made by the Acquired Entities or the Equityholders that are contained in this Agreement, the Schedules and Exhibits hereto and the Ancillary Agreements (except with respect to the Merger Agreement, for which indemnification under such agreement is governed by the Merger Agreement).

Section 10.2 Indemnification by Parent and Purchaser. Subject to the limitations set forth in this Article X, Parent and Purchaser hereby covenant and agree that, to the fullest extent permitted by Law, they will defend, indemnify and hold harmless the Acquired Entities, Subsidiaries, and the Equityholders, and their respective officers, directors, managers, employees, agents and Affiliates and successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) for, from and against any and all Losses actually sustained by any of such Persons following the Closing resulting from:

(a) any breach of a representation or warranty made by Parent or Purchaser in Articles V or VIII;

(b) any breach by Parent or Purchaser of any agreement or covenant contained in this Agreement;

(c) any Preliminary Tax Adjustment, Interim Tax Adjustment or Corporate Level Taxes, as provided in Article VIII; and/or

(d) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with Parent or Purchaser or any Affiliate or representative thereof in connection with this Agreement or any of the transactions contemplated hereby.

Section 10.3 Notice and Opportunity to Defend. Except as provided in Article VIII:

(a) Notice of Asserted Liability. As soon as is reasonably practicable after a Purchaser Indemnified Party or Seller Indemnified Party (as applicable under the circumstances, the Purchaser Indemnified Party or Seller Indemnified Party, the “Indemnified Party”) becomes aware of any claim that it has under Section 10.1 or Section 10.2 hereof that may result in a Loss (a “Liability Claim”), it will give notice thereof (a “Claims Notice”) to either the Equityholders through the Representative or Purchaser as may be applicable under the circumstances (as applicable under the circumstances, the Equityholders or Purchaser, the “Indemnifying Party”). A Claims Notice will describe the Liability Claim in reasonable detail, and will indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.3(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) Opportunity to Defend. The Indemnifying Party will have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the Liability Claim solely seeks (and continues to seek) monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Liability Claim (as finally determined pursuant to the provisions of this Article X) in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) and (ii) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 10.3(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 10.3(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) any of the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it will have assumed the defense of any Liability Claim as provided in this Agreement, will not, without the prior written consent of the Indemnified Party consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim or (ii) grants any injunctive or equitable relief. The Indemnified Party will have the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, in its discretion exercised in good faith and upon advice of counsel, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

Section 10.4 Survivability; Limitations.

(a) The representations and warranties of the Acquired Entities and the Equityholders contained in this Agreement will survive for a period ending 18 months after the Closing Date (the “Expiration Date”); provided, however, that (i) the expiration date for any Liability Claim relating to a breach of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Validity; Execution and Delivery; Enforceability), Section 4.5 (Capital Structure), Section 4.8 (Taxes), Section 4.9 (Ownership of Assets and Leases), Section 4.17 (Employee Matters), Section 4.24 (Brokers; Expenses), and Article VIII (Tax Matters) of this Agreement will be 30 days following the expiration of the applicable statute of limitations (such representations and warranties and Article VIII, the “Fundamental Representations”); (ii) the expiration period for any Liability Claim relating to a breach or violation of Section 4.20 (Environmental Matters) of this Agreement will be a period of four years after the Closing Date; and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.3 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) Except as provided in Section 10.4(c) and Section 10.4(d): (i) the Equityholders will not have any liability for Losses arising under Section 10.1(a) of this Agreement unless and until the aggregate of all such Losses for which indemnification is sought under Section 10.1(a) of this Agreement (other than Excluded Claims or Environmental Claims), together with any Losses for which indemnification is sought under Section 10.1(a) of the Merger Agreement (other than Excluded Claims and Environmental Claims under the Merger Agreement), exceeds $1,500,000.00 (the “Threshold Amount”), after which Parent and Purchaser will be entitled to be fully indemnified for all Losses under Section 10.1(a) of this Agreement exceeding the Threshold Amount, subject to the Cap (as defined below) and (ii) the Equityholders will not have any liability for any Losses under Section 10.1(a) of this Agreement to the extent that Losses for which indemnification is sought under this Agreement, plus the total amount of Losses for which indemnification is sought against the Shareholders under the Merger Agreement, exceed $17,500,000.00 (the “Cap”).

(c) Losses arising pursuant to any matter constituting fraud under applicable Law by the Acquired Entities, Subsidiaries, or Equityholders or arising pursuant to a breach or violation of a Fundamental Representation (collectively, “Excluded Claims”) or Section 4.20 (Environmental Matters) and Section 4.20 (Environmental Matters) of the Merger Agreement (collectively, “Environmental Claims”) will not be subject to the Threshold Amount or the Cap.

(d) The Equityholders will not have any liability for Losses for Environmental Claims arising under Section 10.1(a) of this Agreement and Section 10.1(a) of the Merger Agreement (collectively, the “Environmental Losses”) unless and until the aggregate of all Environmental Losses for which indemnification is sought under Section 10.1(a) of this Agreement and Section 10.1(a) of the Merger Agreement exceeds $750,000.00 (the “Environmental Threshold Amount”), after which Parent and Purchaser will be entitled to be fully indemnified for all Environmental Losses under Section 10.1(a) of this Agreement and Section 10.1(a) of the Merger Agreement exceeding the Environmental Threshold Amount, subject to the Environmental Cap (as defined below) and (ii) the Equityholders will not have any liability for any Environmental Losses under Section 10.1(a) of this Agreement and Section 10.1(a) of the Merger Agreement to the extent that Environmental Losses for which indemnification is sought under this Agreement and the Merger Agreement exceed $25,000,000.00 (the “Environmental Cap”). Notwithstanding the foregoing, the Environmental Cap will be reduced to $7,500,000.00 on the day immediately following the termination of the Escrow Agreement.

(e) Notwithstanding anything to the contrary contained in this Article X, except with respect to Excluded Claims and Environmental Losses, the Purchaser Indemnified Parties’ sole and exclusive source of indemnification shall be by making a claim pursuant to the terms of the Escrow Agreement. In addition, Purchaser Indemnified Parties may not seek to collect payment directly from the Equityholders or the Representative for indemnification for any Losses (including without limitation Losses under Article VIII, Excluded Claims and Environmental Claims), unless and only to the extent that all of the proceeds of the Escrow Account have been released or are the subject of a previous claim by Parent or Purchaser pursuant to this Agreement or by Parent or Merger Sub pursuant to the Merger Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, Purchaser Indemnified Parties may not seek to collect payment directly from the Equityholders or the Representative for indemnification for any Environmental Losses to the extent that (a) the aggregate amount of indemnification for any Environmental Losses that the Purchaser Indemnified Parties have sought to collect directly from the Equityholders or the Representative under this Agreement, plus (b) the aggregate amount of indemnification for any Environmental Losses that the Parent Indemnified Parties have sought to collect directly from the Shareholders or the Representative pursuant to the Merger Agreement, exceeds $7,500,000.00. Nothing in this Section 10.4(f) shall limit the Purchaser Indemnified Parties’ rights to make a claim pursuant to terms of the Escrow Agreement.

(g) The Equityholders will not have any liability for Environmental Losses resulting from the first discovery of Hazardous Materials through the conduct of environmental assessments, including Phase I Environmental Site Assessments, Phase II Environmental Site Assessments or any environmental testing or sampling (including, without limitation, soil, sediment, soil vapor, groundwater or indoor air sampling) (collectively “Environmental Tests”) after the Closing Date at, on or under the Real Property, unless such Environmental Tests were undertaken: (i) in order to determine the scope or extent of Losses related to an Environmental Loss the first discovery of which was not made through Environmental Tests other than those described in clauses (ii) through (vii) of this Section 10.4(g); (ii) in response to an inquiry, request, claim or demand by a Governmental Authority; (iii) during the renovation or reconstruction or expansion of any structures or buildings on any of the Real Property, to the extent such Environmental Test is required by applicable Law; (iv) as required by applicable Environmental Laws; (v) if required by a lender as a condition of financing or by an insurance carrier for purposes of obtaining or maintaining insurance (other than environmental insurance), (vi) which is necessary to defend a claim by a third party against the Purchaser or any Purchaser Indemnified Party or to prosecute a previously noticed claim for indemnification hereunder, (vii) to respond to, investigate, or otherwise remediate environmental conditions that present an endangerment to the health, safety or welfare of any person, the public or the environment.

(h) The indemnification obligations of the parties hereto pursuant to this Article X will be limited to actual Losses and will not include incidental, consequential, indirect, punitive, special or exemplary Losses, except to the extent any such incidental, consequential, indirect, punitive, special or exemplary Losses are part of a claim made by a third party against an Indemnified Party.

(i) Each Indemnified Party will take and will cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize any Loss to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Loss.

(j) For the purposes of calculating Losses and determining the failure of any representations and warranties or covenant to be true and correct, any materiality qualifications in the representations, warranties, covenants and agreements will be disregarded.

Section 10.5 Exclusive Remedy. The indemnification rights provided in Section 8.2, Article VIII and this Article X will be the sole and exclusive remedy available to the parties hereto for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained herein, or any right, claim or action arising from the transactions contemplated hereby (and each party hereby waives and releases, to the fullest extent that it may do so, any other right or remedy that may arise under any Law); provided that the provisions of this Section 10.5 will not preclude any party from bringing an action for specific performance, or any other equitable remedy to require any other party to perform its obligations under this Agreement or any Ancillary Agreement hereto.

Section 10.6 Treatment of Indemnification Payments. For the avoidance of doubt, all indemnification and similar payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the purchase price as set forth in Section 2.2(a) in respect of the applicable Acquired Entity or Subsidiary, to the extent permissible under applicable Tax Law.

ARTICLE XI

TERMINATION

Section 11.1 Method of Termination. This Agreement may be terminated or abandoned only as follows:

(a) by the mutual written consent of the Acquired Entities, Parent and Purchaser;

(b) by the Acquired Entities, Parent or Purchaser:

(i) if the transactions contemplated hereby are not consummated on or before the Outside Date, unless the failure of consummation is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

(ii) if any Governmental Authority issues an Order permanently enjoining, restraining or otherwise prohibiting the consummation and such Order will have become final and nonappealable;

(c) by Parent or Purchaser, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 9.2 becomes incapable of satisfaction prior to the Outside Date and will not have been waived by Parent or Purchaser; or

(d) by the Acquired Entities, if any condition to the obligation of such party to consummate the transactions contemplated hereby set forth in Section 9.3 becomes incapable of satisfaction prior to the Outside Date and will not have been waived by the Acquired Entities.

Section 11.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1 hereof, each party will pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its respective officers, directors, managers, employees, agents, representatives, members or shareholders) will be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder, except for willful and material breaches of this Agreement prior to the time of such termination, for which the non-breaching party will retain any and all rights and remedies, whether at law or in equity. The obligations provided for in this Section 11.2 and Section 7.9 (Public Announcements), Section 11.1 (Method of Termination), Section 12.1 (Notices), Section 12.10 (Governing Law), Section 12.11 (Waiver of Trial by Jury), Section 12.12 (Dispute Resolution), and Section 12.16 (Time of Essence) will survive any such termination.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

(a) If to the Acquired Entities or the Equityholders:

Andrew P. Barowsky, as Representative

PO Box 398510

Miami Beach, FL 33239-8510

with a copy to:

Stuart M. Cable, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Facsimile: (617) 523-1231

(b) If to Parent or Purchaser:

Attention: Stephen R. Avera, Esq.

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Facsimile: (229) 225-5426

with a copy to:

Sterling A. Spainhour, Jr., Esq.

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Facsimile: (404) 581-8330

(c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.1.

Section 12.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

Section 12.3 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing, including, without limitation of the generality of the foregoing, all fees and expenses of brokers, agents, representatives, counsel and accountants employed by any such party, will be borne solely and entirely by the party which has incurred the same. Except to the extent paid by the Acquired Entities at or before Closing or otherwise covered in the Consolidated Working Capital adjustment pursuant to Section 2.5, all such fees and expenses of the Acquired Entities and Subsidiaries will be borne by the Equityholders.

Section 12.4 No Third Party Beneficiaries. Nothing herein, express or implied, is intended or will be construed to confer upon or give to any Person, other than the parties hereto and the other Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement or any documents executed in connection with this Agreement.

Section 12.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement; provided that Purchaser may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Purchaser provided that any such assignment shall not relieve Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

Section 12.6 Binding Effect. Except as provided in Section 12.4, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

Section 12.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 12.8 Schedules. The Schedules referred to herein will be construed as an integral part of this Agreement; provided, however, nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein. Disclosure in any section of the Schedules of any facts or circumstances shall be made with respect to all representations and warranties by the Acquired Entities or the Equityholders calling for disclosure of such information, only to the extent it is reasonably apparent on the face of the Schedules that such disclosure is applicable. Further, inclusion of any item on any Schedule (a) does not represent a determination that such item is material nor will it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the Ordinary Course of Business, (c) does not represent a determination that the transactions contemplated by this Agreement require the consent of third parties, and (d) will not constitute, or be deemed to be, an admission to any third party concerning such item. To the extent that the Schedules include descriptions of instruments or brief summaries of certain aspects of the Acquired Entities, the Subsidiaries and their business and operations, the descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

Section 12.9 Entire Agreement; Amendments. This Agreement (together with the Schedules and Exhibits hereto and the Ancillary Agreements) constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 12.10 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in any federal court in Portland, Maine and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in Portland, Maine, and each party hereto hereby irrevocably submits to the jurisdiction of such court in Portland, Maine in any action, suit or proceeding.

Section 12.11 WAIVER OF TRIAL BY JURY. EACH OF PARENT, PURCHASER, THE ACQUIRED ENTITIES, THE SUBSIDIARIES AND THE EQUITYHOLDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, PURCHASER, THE ACQUIRED ENTITIES AND THE EQUITYHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. In any action brought by a party hereto to enforce the obligations of any other party or parties hereunder, the prevailing party will be entitled to collect from the other parties to such action such party’s reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.

Section 12.12 Dispute Resolution. Except for actions for specific performance, injunction or other equitable remedies contemplated by this Agreement, any dispute or difference between the parties arising out of or in connection with this Agreement or the transactions contemplated hereby which the parties are unable to resolve themselves will be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under $500,000.00 and otherwise before a panel of three arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as supplemented or modified by the provisions of this Section 12.12. The arbitrator(s) will consider the dispute at issue in Portland, Maine within 120 days (or such other period as may be acceptable to the parties to the dispute) of the designation of the arbitrator(s). The arbitrator(s) will be bound to follow the laws of the State of Delaware, decisional and statutory, in reaching any decision and making any award and will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the parties; provided that any such party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. § 1 et seq. Any party may enforce any award rendered pursuant to the arbitration provisions of this Section 12.12 by bringing suit in any court of competent jurisdiction. The prevailing party in such arbitration will be entitled to recover from each other party in such dispute reasonable attorneys’ fees and expenses incurred by the prevailing party, and all costs and expenses attributable to the arbitrator(s) will be allocated among the parties in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any party may file a copy of this Section 12.12 with any arbitrator or court as written evidence of the knowing, voluntary and bargained-for agreement among the parties with respect to the subject matter of this Section 12.12.

Section 12.13 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 12.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules and Exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, Schedules or Exhibits are to the sections, articles, Schedules and Exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

Section 12.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.16 Time of Essence. Time is of the essence in this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

FLOWERS FOODS, INC.
“Parent”

By:	/s/ George E. Deese
Name:	George E. Deese
Title:	Chairman of the Board and Chief Executive Officer

LOBSTERCO I, LLC
“Purchaser”

By:	/s/ Allen Shiver
Name:	Allen Shiver
Title:	Manager

LEPAGE BAKERIES, INC.
“LBI”

By:	/s/ Andrew P. Barowsky
Name:	Andrew P. Barowsky
Title:	President

RAL, INC.
“RAL”

By:	/s/ Andrew P. Barowsky
Name:	Andrew P. Barowsky
Title:	President

BAKEAST COMPANY
“Bakeast Partnership”

By:	/s/ Albert R. Lepage
Name:	Albert R. Lepage
Title:	Partner

[Signature Page to Acquisition Agreement]

BAKEAST HOLDINGS, INC.
“Bakeast Holdings”

By:	/s/ Albert R, Lepage
Name:	Albert R. Lepage
Title:	Secretary

THE EQUITYHOLDERS:

/s/ Andrew Barowsky
Andrew Barowsky

/s/ Albert Lepage
Albert Lepage

/s/ Lucille Sedgeley
Lucille Sedgeley

/s/ Francoise Lepage
Francoise Lepage

/s/ Mariette Jalbert
Mariette Jalbert

[Signature Page to Acquisition Agreement]

THE REPRESENTATIVE:

/s/ Andrew Barowsky
By: Andrew Barowsky, solely in his capacity as the Representative

[Signature Page to Acquisition Agreement]